                             SCHEDULE 14C INFORMATION
    INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934

   Check the appropriate box:

   [ ] Preliminary Information Statement

   [ ] Confidential, for Use of the Commission Only (as permitted by Rule
       14c-5(d)(2))


   [X] Definitive Information Statement


   -----------------------------------------------------------------------------
                         NATIONAL SANITARY SUPPLY COMPANY

   -----------------------------------------------------------------------------

   Payment of Filing Fee (Check the appropriate box):

        [ ] No fee required.


        [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and
   0-11.


        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

   [X] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                        NATIONAL SANITARY SUPPLY COMPANY


                               2900 Chemed Center


                             255 East Fifth Street


                             Cincinnati, Ohio 45202



September 5, 1997


Dear Stockholder:

     As you may be aware, on August 11, 1997 NATIONAL SANITARY SUPPLY COMPANY (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with UNISOURCE WORLDWIDE, INC. ("Unisource") and TFBD, INC., a wholly-owned subsidiary of Unisource, providing for the merger (the "Merger") of TFBD, Inc. with and into the Company. The Merger Agreement is attached as Annex A to the accompanying Information Statement. The closing of the Merger is expected to occur during September 1997, subject to the satisfaction of certain closing conditions. Under the Merger Agreement, each share of the Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") outstanding at the closing of the Merger will be converted into the right to receive $21.00 in cash, without interest (the "Merger Consideration"). YOU WILL BE RECEIVING ADDITIONAL INFORMATION AT A LATER TIME ON HOW TO RECEIVE PAYMENT FOR YOUR SHARES OF COMMON STOCK IN CONNECTION WITH THE MERGER.

     The Board of Directors of the Company has approved the Merger of TFBD, Inc. with and into the Company. Chemed Corporation, owning beneficially and of record approximately 82% of the issued and outstanding shares of the Company Common Stock, has provided its written consent and approval of the Merger, thereby satisfying the requirements of the Delaware General Corporation Law and the Company's Certificate of Incorporation for stockholder approval of the Merger. For this reason, the Company is not calling a special meeting of the stockholders in respect of the proposed Merger and is not asking you for a proxy or consent.

     Stockholders of the Company do have the right to dissent from the Merger under and pursuant to Section 262 of the Delaware General Corporation Law.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS INFORMATION STATEMENT IN ITS ENTIRETY.

     The attached Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a more detailed description of the Merger.

Very truly yours,

Paul C. Voet
President and Chief Executive Officer

                        NATIONAL SANITARY SUPPLY COMPANY
                               2900 Chemed Center
                             255 East Fifth Street
                             Cincinnati, Ohio 45202
--------------------------------------------------------------------------------


                             INFORMATION STATEMENT

--------------------------------------------------------------------------------


                               September 5, 1997


INTRODUCTION

     This Information Statement is being furnished by the Board of Directors of National Sanitary Supply Company, a Delaware corporation (the "Company"), to holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Company Common Stock") of the Company, in connection with the Agreement and Plan of Merger, dated as of August 11, 1997 (the "Merger Agreement"), by and among the Company, Unisource Worldwide, Inc., a Delaware corporation ("Unisource"), and TFBD, Inc., a Delaware corporation and a wholly owned subsidiary of Unisource ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"). As a result of the Merger, the Company will be a wholly-owned subsidiary of Unisource, and each outstanding share of Company Common Stock (other than shares owned by the Company, Unisource or any subsidiary of Unisource or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive $21.00 in cash without interest (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Annex A.

     In accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Agreement requires the approval and adoption by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. As of August 11, 1997 there were 6,268,293 shares of Company Common Stock issued and outstanding, each share of which was entitled to one vote on the proposal to approve and adopt the Merger Agreement. On August 8, 1997 Chemed Corporation, a Delaware corporation, as the record and beneficial holder of 5,144,551 shares, or approximately 82%, of the outstanding shares of Company Common Stock, executed a written consent in favor of the approval and adoption of the Merger Agreement (the "Stockholder's Consent"). Pursuant to Section 228 of the DGCL and the Company's Certificate of Incorporation, no additional approval by the Company's stockholders is required with respect to the Merger Agreement.


     The effective date of the Merger will be the date and time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), which is scheduled to occur following satisfaction of certain closing conditions, including receipt of certain regulatory approvals, but not earlier than 20 days after mailing.


     THE TRANSACTION DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     This Information Statement is expected to be mailed on or about September 5, 1997 to holders of record of Company Common Stock on August 8, 1997.



             THIS INFORMATION STATEMENT IS DATED SEPTEMBER 5, 1997

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                     --------
Information Statement Summary......................................................      1
General............................................................................      7
Required Vote; Written Consent in Lieu of Meeting..................................      7
Procedure for Receipt of Merger Consideration......................................      7
Appraisal Rights...................................................................      8
The Merger.........................................................................     11
Regulatory Matters.................................................................     14
The Merger Agreement...............................................................     14
Source and Amount of Funds.........................................................     16
Principal Stockholders and Stock Ownership of Management...........................     17
Available Information..............................................................     19
Incorporation of Certain Documents by Reference....................................     20
Annex A:  The Merger Agreement
            Exhibit A: Form of Indemnity Agreement
            Exhibit B: Form of Tax Matters Agreement
Annex B:  Section 262 of the General Corporation Law of Delaware

                         INFORMATION STATEMENT SUMMARY

     The following is a brief summary of more detailed information contained elsewhere, or incorporated by reference, in this Information Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Information Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Information Statement and in the Annexes hereto. Stockholders are urged to read carefully this Information Statement, including the Annexes hereto, in its entirety.

THE COMPANIES

     The Company is a Delaware corporation with its principal executive offices at 2900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4790 and its telephone number is 513-762-6500. The Company's principal line of business is the distribution of sanitary maintenance products throughout the United States. The Company distributes chemical cleaning compounds, paper and packaging products and other maintenance supplies and equipment. Its products are sold primarily through 750 sales personnel employed by the Company to a wide variety of commercial, institutional and industrial customers. Several of the cleaning chemicals and floor care products are proprietary formulations sold under the Company's brand name.

     Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Unisource. It was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of Merger Sub are located at 740 Springdale Drive, Exton, Pennsylvania 19341 and its telephone number is 610-296-4470.

     All outstanding shares of the capital stock of Merger Sub are owned by Unisource, a Delaware corporation. Unisource is the largest marketer and distributor of paper products and supply systems in North America, with annual revenues in excess of $7 billion. Unisource's supply systems business provides plastic films and containers, corrugated containers, packaging equipment and supplies and sanitary maintenance products to customers in the manufacturing, food processing, health care, hospitality and other industries. The principal offices of Unisource are located at 740 Springdale Drive, Exton, Pennsylvania 19341.

GENERAL

     This Information Statement is being delivered in connection with the merger of Merger Sub with and into the Company. As a result of the Merger, the Company will be a wholly-owned subsidiary of Unisource and each outstanding share of Company Common Stock (other than shares owned by the Company, Unisource or any subsidiary of Unisource or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive $21.00 in cash without interest. A copy of the Merger Agreement is attached hereto as Annex A.

REQUIRED VOTE; WRITTEN CONSENT IN LIEU OF MEETING

     The DGCL provides that the adoption of any plan of merger by the Company requires the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon. The Board of Directors of the Company has authorized and approved the Merger Agreement and the Merger. Chemed Corporation ("Chemed") owns and has the right to vote 5,144,551 shares of Company Common Stock, or approximately 82% of the outstanding shares thereof. On August 8, 1997 Chemed executed a written consent in favor of the approval and adoption of the Merger Agreement. Pursuant to Section 228 of the DGCL and the Company's Certificate of Incorporation and Bylaws, no additional approval by Company stockholders is required with respect to the Merger Agreement.

PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION

     At the Effective Time, each outstanding share of Company Common Stock (other than shares owned by the Company, Unisource or any subsidiary of Unisource or by stockholders who have validly perfected their appraisal rights under Delaware law) will automatically be converted into the right to receive the Merger Consideration. A Letter of Transmittal will be sent by an Exchange Agent to be appointed by Unisource to all stockholders of the Company under separate cover promptly following the Effective Time. The Letter of Transmittal must be completed and returned as directed therein along with certificates representing the shares of Company Common Stock covered thereby. Checks for the Merger Consideration will be sent to stockholders as soon as practicable after receipt of Letters of Transmittal and stock certificates. Detailed instructions concerning the procedure for receipt of the Merger Consideration will be set forth in the Letter of Transmittal.

APPRAISAL RIGHTS

     Under the DGCL, holders of shares of Company Common Stock who otherwise strictly comply with the applicable requirements of the DGCL may dissent from the Merger and demand payment in cash of the fair value of their shares of Company Common Stock. See "APPRAISAL RIGHTS" and Annex B.

THE MERGER

     Background to the Merger. For a description of events leading to the approval of the Merger Agreement by the Board of the Company, see "THE MERGER -- Background of the Merger".

     Approval of the Board. On August 8, 1997, the Board of the Company unanimously determined that the Merger Agreement and the Merger were fair to and in the best interests of the stockholders of the Company and approved and adopted the Merger Agreement and the Merger. See "THE MERGER -- Background of the Merger".

     Interest of Certain Persons in the Merger. The Merger Agreement contains as a condition to the obligations of Unisource and Merger Sub to consummate the Merger a condition that prior to the Effective Time Unisource shall have entered into employment agreements with each of the senior management employees of the Company, in each case in form and substance satisfactory to Unisource. Unisource may waive this condition. Unisource has not yet offered to enter into employment agreements with the Company's senior management employees. See "THE
MERGER -- Employment Agreements".

     Each of the executive officers of the Company except one hold stock options to purchase Company Common Stock. All of such options will be canceled in exchange for a cash payment to the holder of an amount equal to the excess of $21.00 over the exercise price under such option. The executive officers other than one individual also hold restricted shares granted under the Company's Restricted Stock Award Program (the "Program"). The vesting restrictions applicable to such shares, which generally lapse over a period of years, will lapse due to the change of control features of the Program by reason of the change of control that will result in the Company upon consummation of the Merger. As a result all such shares will vest as of the Effective Time and the holders of such shares will receive $21.00 for each such share. See "THE
MERGER -- Stock Plans".

     The DGCL permits a company to indemnify its officers and directors under certain specified circumstances and also requires such indemnification under specified circumstances. In addition, as permitted by law, the Company's Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain statutory exceptions. The Company's Certificate of Incorporation and Bylaws and separate Indemnity Agreements also contain provisions providing for mandatory indemnification of officers and directors in certain circumstances. However there are no provisions in the Merger Agreement requiring Unisource to cause the Company, as the surviving corporation, to indemnify and hold harmless the present and former officers and directors of the Company in respect of any of their acts or omissions occurring prior to the Effective Time. All such officers and directors are entitled to receive indemnification from Chemed with respect to the aforesaid acts or omissions. See "THE MERGER -- No Contractual Indemnification Rights".

     Opinions of Financial Advisors. The Board of Directors of the Company did not obtain any opinions from any financial advisors that the consideration to be received by the stockholders of the Company in the Merger is fair from a financial point of view. See "THE MERGER -- Recommendation of Board".

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Merger becoming effective (the "Effective Time") of the following conditions: (1) The Merger Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware law, (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the Merger shall have expired, (3) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger, (4) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained, and (5) the performance by the parties in all material respects of their respective obligations under the Merger Agreement prior to the Effective Time and the truth in all material respects of the parties' representations and warranties at the Effective Time. The condition set forth in clause (1) above has been satisfied by the execution of the Stockholder's Consent by Chemed the holder of 82% of the Company Common Stock.

     In addition the obligations of Unisource and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the further following conditions: (1) no action shall be instituted or pending by anyone before any tribunal challenging the Merger in any way or seeking to restrain or prohibit Unisource's ownership or operation of the Company or to force a disposition or segregation of any material part of the Company's business or that would otherwise materially adversely affect the Company, Unisource or Merger Sub, (2) no action shall have been taken or any law or injunction proposed, enacted or otherwise enforced applicable to the Merger by any tribunal, authority or agency that would likely result in the consequences described in (1) above, (3) Chemed shall have executed and delivered the Indemnity and Tax Matters Agreements, forms of which are attached to Annex A hereto, (4) Chemed shall have executed a Non-Compete Agreement in form acceptable to Unisource, (5) Unisource shall have entered into Key Employee Agreements with certain senior management employees of the Company to be designated by Unisource, (6) Chemed shall have entered into a Transitional Services Agreement with Unisource providing for the continuation of certain employee benefits by Chemed to employees of the Company for a period of time to be agreed upon between them, but in form and substance satisfactory to Unisource, (7) Unisource shall have completed environmental due diligence to its satisfaction, (8) the Company shall have received all Required Consents (as defined in the Merger Agreement), and (9) Unisource shall have received the resignation of the officers and directors of the Company.


     Regulatory Matters. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on August 29, 1997. No other federal or state regulatory approval is required for the Merger. See "REGULATORY MATTERS."


     Certain Federal Income Tax Consequences. The receipt of the right to receive cash by stockholders of the Company pursuant to the Merger Agreement will be a taxable transaction for Federal Income Tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign and other tax laws. See "THE MERGER -- Certain Federal Income Tax Consequences".

SOURCE AND AMOUNT OF FUNDS


     The total amount of funds required to fund the Merger Consideration, to cancel and pay for all employee stock options, to pay fees and expenses related to the Merger and to assume or repay existing debt of the Company is estimated to be approximately $163 million. Such funds will be obtained through an existing credit agreement with Unisource's bank. See "SOURCE AND AMOUNT OF FUNDS".

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated herein by reference, and the following selected financial data is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof should be obtainable in the manner set forth below under "AVAILABLE INFORMATION".

                        NATIONAL SANITARY SUPPLY COMPANY

                      CONSOLIDATED SELECTED FINANCIAL DATA

                                                                                        SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                              JUNE 30,
                     ------------------------------------------------------------     ---------------------
                       1992         1993         1994         1995         1996         1996         1997
                     --------     --------     --------     --------     --------     --------     --------
                                        (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Sales(1)...........  $288,731     $296,865     $308,280     $340,913     $310,125     $154,487     $152,702
Gross profit.......    92,508       94,330       97,739      106,206      103,006       50,490       50,898
Net income.........     3,972        4,277        4,753        5,745        5,009        2,153        1,842
                     ========     ========     ========     ========     ========     ========     ========
PER SHARE DATA
Net income.........  $    .68     $    .73     $    .80     $    .95     $    .82     $    .35     $    .30
Dividends..........       .21          .23          .25          .28          .31          .15          .16
Book value.........      8.60         8.98         9.56        10.15        10.63        10.34        10.72
                     ========     ========     ========     ========     ========     ========     ========

                                                                                              AS OF
                                          AS OF DECEMBER 31,                                JUNE 30,
                     ------------------------------------------------------------     ---------------------
                       1992         1993         1994         1995         1996         1996         1997
                     --------     --------     --------     --------     --------     --------     --------
FINANCIAL POSITION
Total assets.......  $115,007     $114,144     $124,072     $123,239     $115,984     $118,133     $118,015
                     ========     ========     ========     ========     ========     ========     ========
Short-term debt....  $ 16,733     $ 10,702     $ 14,721     $  7,989     $  1,540     $  3,451     $ 12,097
Long-term
  debt(2)..........    13,750       17,000       16,000       15,000       14,000       15,000        6,000
Stockholders'
  equity...........    50,461       53,148       57,561       61,867       65,524       63,561       67,219
                     --------     --------     --------     --------     --------     --------     --------
Total capital......  $ 80,944     $ 80,850     $ 88,282     $ 84,856     $ 81,064     $ 82,012     $ 85,316
                     ========     ========     ========     ========     ========     ========     ========
OTHER DATA
Debt as a % of
  total capital....        38%          34%          35%          27%          19%          22%          21%

---------------

NATIONAL SANITARY SUPPLY COMPANY
NOTES TO CONSOLIDATED SELECTED FINANCIAL DATA:

(1) MAJOR CUSTOMER. During the first quarter of 1996, the Company lost the disposable foodservice products business with a fast-food restaurant chain. Since then, the Company's gross profit margin has improved and operating expenses as a percent of sales have increased. The change reflects the loss of the low-margin and low-operating-expense business with this customer. Sales to this customer are summarized below:

                                                                                            SIX MONTHS
                                                                                              ENDED
                                                         YEAR ENDED DECEMBER 31,             JUNE 30,
                                                   ------------------------------------    ------------
                                                   1992    1993    1994    1995    1996    1996    1997
                                                   ----    ----    ----    ----    ----    ----    ----
                                                                      (IN MILLIONS)
        Sales....................................  $29     $38     $42     $50     $12     $ 8     $ 5

(2) NOTES TO CHEMED CORPORATION (CHEMED). As of June 30, 1997, the Company had an $8 million 8% note with Chemed requiring quarterly interest payments, which is due on January 1, 1998. The Company also had a $7 million 11% note with Chemed requiring semiannual interest payments, due in equal annual installments through the year 2003.

               PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded on the Nasdaq National Market tier of The Nasdaq Stock Market ("NASDAQ") under the symbol "NSSX." The following table sets forth, for each of the periods indicated, the high and low reported sales prices per Share as reported on the NASDAQ.

                                                                           SALES PRICE
                                                                        -----------------
                                                                         HIGH       LOW
                                                                        ------     ------
     FISCAL YEAR ENDED DECEMBER 31, 1995
       First Quarter..................................................  $13.50      12.00
       Second Quarter.................................................   13.00      12.00
       Third Quarter..................................................   13.50      12.00
       Fourth Quarter.................................................   14.00      11.50
     FISCAL YEAR ENDED DECEMBER 31, 1996
       First Quarter..................................................  $13.75      11.75
       Second Quarter.................................................   14.25      12.50
       Third Quarter..................................................   14.25      12.75
       Fourth Quarter.................................................   14.25      13.00
     FISCAL YEAR ENDING DECEMBER 31, 1997
       First Quarter (through March 31, 1997).........................  $13.62      12.94
       Second Quarter (through June 30, 1997).........................   13.75      13.00

     On August 6, 1997, the last day of trading activity before the public announcement of the execution of the Merger Agreement, the high and low sales prices per share of the Company Common Stock as reported on the NASDAQ were $22 1/2 and $18, respectively. Share prices are as reported on the NASDAQ based on published financial sources. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                    GENERAL

     This Information Statement is being delivered in connection with the merger of Merger Sub into the Company. As a result of the Merger, the Company will be a wholly-owned subsidiary of Unisource, and each outstanding share of Company Common Stock (other than Shares that are owned by the Company, Unisource or a subsidiary of Unisource or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive $21.00 in cash. A copy of the Merger Agreement is attached hereto as Annex A.

               REQUIRED VOTE; WRITTEN CONSENT IN LIEU OF MEETING

     The DGCL provides that the adoption of any plan of merger by the Company requires the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon. The Board of Directors of the Company has authorized and approved the Merger Agreement and the Merger. Chemed owns and has the right to vote 5,144,551 shares of Company Common Stock, or approximately 82% of the outstanding shares thereof. On August 8, 1997 Chemed executed a written consent in favor of the approval and adoption of the Merger Agreement. Pursuant to Section 228 of the DGCL and the Company's Certificate of Incorporation, no additional approval by the Company stockholders is required with respect to the Merger Agreement.

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. As used in this Information Statement, "Effective Time" means the effective time of the Merger under the DGCL.

                 PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION

     Valid Surrender of Shares. At the Effective Time, each outstanding share of Company Common Stock (other than shares owned by the Company, Unisource or any subsidiary of Unisource or by stockholders who have validly perfected their appraisal rights under Delaware law) will automatically be converted into the right to receive the Merger Consideration. A Letter of Transmittal will be sent to the Company stockholders under separate cover promptly following the Effective Time. The Transmittal Letter will contain instructions with respect to obtaining the Merger Consideration in exchange for shares of the Company Common Stock. For a stockholder validly to surrender shares of Company Common Stock pursuant to the Merger, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the Letter of Transmittal and either certificates for tendered shares must be received by the Exchange Agent named in the Letter of Transmittal at one of such addresses or such shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Exchange Agent).

     Book-Entry Transfer. The Exchange Agent will establish an account with respect to the shares of Company Common Stock at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Merger. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of such shares by causing a Book-Entry Transfer Facility to transfer such shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transferred to, and received by, the Exchange Agent at one of its addresses set forth on the Transmittal Letter, or the surrendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of shares into the Exchange Agent's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY

TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such shares are tendered for the account of a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office or correspondent in the United States or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the surrendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

     Determination of Validity. All questions as to the validity, form, eligibility and acceptance of any surrender of shares will be determined by Unisource in its sole discretion, which determination will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Merger, a stockholder surrendering shares in the Merger must provide the Exchange Agent with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Merger may be subject to backup withholding of 31%. All stockholders surrendering shares pursuant to the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Unisource and the Exchange Agent). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

                                APPRAISAL RIGHTS

     Holders of shares of Company Common Stock are entitled to appraisal rights in accordance with Section 262 ("Section 262") of the DGCL (which is reproduced in full in Annex B hereto). Such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination by the Delaware Court of Chancery of the "fair value" of the shares of Company Common Stock ("Shares") owned by such holders, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price to be paid in the Merger and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262 of the DGCL, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." As a consequence of the foregoing, the fair value determined for Shares could be the same as or more or less than the value of the consideration per Share paid pursuant to the Merger and payment of such consideration would take place subsequent to payment pursuant to the Merger.

     No provision has been made by the Company, Unisource or Merger Sub to allow access to the Company's files by unaffiliated stockholders or to obtain counsel or appraisal services at the expense of the Company, Unisource or Merger Sub.

THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. THIS SUMMARY AND ANNEX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     In accordance with Section 262, any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of this Information Statement, demand in writing from the Company the appraisal of the fair value of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder's Shares. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's Shares should consult with legal counsel before taking any such action. The Company believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares. Stockholders should be aware of the risk that should a stockholder seek to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares, the Company may assert that by doing so such stockholder has waived such stockholder's appraisal rights and a Delaware court may find that such stockholder has so waived such stockholder's appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the President of the Company at 2900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4790.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     Within 120 days after the Effective Time, either the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their Shares determined under Section 262 could be more than, the same as or less than $21.00 per Share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time, within 60 days after the Effective Time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the Merger Consideration in cash, without interest thereon, upon surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Set forth below is a description of the background of the Merger.

     In early June 1997 Unisource approached Chemed about a possible combination with the Company. Preliminary discussions between the parties and representatives of the Company ensued and Unisource indicated it had a serious interest in pursuing the acquisition of the Company.

     On June 25, 1997 a Confidentiality Agreement was entered into between Unisource and the Company whereby Unisource agreed to keep confidential its discussions and negotiations regarding the Merger and all information received by it concerning the Company.

     Thereafter Unisource was given certain confidential information concerning the Company's business which it used to value the Company and to formulate an offer to acquire the Company. Site visits to Company facilities were also conducted.

     On July 31, 1997 representatives of Chemed and the Company met with representatives of Unisource in New York City regarding a potential merger of the Company with Unisource or one of its affiliates. At this meeting various issues regarding the Merger were discussed including the valuation of the Company and the price per share Unisource was willing to pay in the Merger. Unisource had previously requested that Chemed, in connection with the Merger, make an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), together with comparable elections under state and local tax laws with respect to the Company and each of its subsidiaries. Because such an election would result in significant cost to Chemed, the meeting was adjourned to August 3, 1997 to allow Chemed to evaluate and further understand the implications of Unisource's request.

     A meeting of the representatives of the Company, Chemed and Unisource reconvened in New York City on August 3, 1997 and at this meeting Unisource and Chemed agreed to the Merger Consideration of $21.00 per share for each share of Company Common Stock, to be paid to all stockholders of the Company equally. Chemed also agreed to make the requested election under Section 338 of the Code and both Chemed and Unisource agreed to share the negative tax cost of such election. The parties agreed to a payment of $12,207,000 to Chemed representing a portion of Chemed's share of such cost.

     At the meeting on August 3, 1997 the terms of the Merger Agreement were negotiated in final form and discussions concerning due diligence, document preparation and various legal issues were concluded.

     Special meetings of the Boards of Directors of the Company and of Chemed were held on August 8, 1997 at which time the Merger and the terms of the Merger Agreement were unanimously approved by both Boards of Directors after presentations by the management of Chemed. The Stockholder's Consent was executed on August 8, 1997, the Merger Agreement was executed on August 11, 1997, and the transaction was publicly announced on August 11, 1997.

RECOMMENDATION OF BOARD

     Prior to recommending Unisource's offer to the Boards of the Company and Chemed, management made inquiries of other potential purchasers of the Company. Based on the results of these inquiries, management believed and recommended to both Boards that the transaction with Unisource represented the most advantageous opportunity for the stockholders of the Company.

     On August 8, 1997 the Board of Directors of Chemed, the record and beneficial owner of approximately 82% of the outstanding shares of Company Common Stock, also met and approved the Merger and authorized the execution and delivery of the Stockholder's Consent approving the Merger under the DGCL. The Boards of Directors of the Company and Chemed in connection with the actions taken to approve the Merger considered a number of factors, including the following:

     Financial Condition, Results of Operations, Business and Prospects of the Company. The Board of the Company and Chemed considered the financial condition, results of operations, business and prospects of the Company, including its prospects if it were to remain independent. They considered the Company's current strategic plan, including the costs of such plan and the risks for the Company involved in its implementation. The Board and Chemed also considered the highly competitive environment in which the Company operates.

     Other Potential Transactions. The Boards of the Company and of Chemed also considered the fact that no other offers at the price Unisource was willing to pay for the Company had been received. Although a prior party expressed interest in considering the possibility of acquiring the Company no formal offer materialized.

     Historical Stock Price Performance. The Board of the Company and Chemed reviewed the historical stock price performance of the Company and noted that the consideration to be received by the Company's stockholders pursuant to the Merger would represent a premium of approximately 57% over the median sales price for the first six calendar months of 1997.

     Terms and Conditions of the Merger. The Board of the Company also considered the terms and conditions of the Merger Agreement including the fact that the transaction was structured as a cash offer for all shares of Company Common Stock which would permit all holders of shares of Company Common Stock to participate on the same basis.

     One major condition that Unisource included in the Merger Agreement was that Chemed would make an irrevocable joint election with Unisource under Sections 338(g) and 338(h)(10) of the Code together with comparable elections under state and local tax law. The making of such an election with respect to the Company and each of its subsidiaries by Chemed would have negative tax consequences to Chemed as the entity making the election. The election benefits Unisource as the purchaser of the Company in that it allows Unisource to treat the acquisition of the Company as an asset acquisition, rather than a stock acquisition, for federal income tax purposes and thereby to obtain a stepped up basis for depreciation purposes in the assets of the Company purchased.

     The final terms of the Merger Agreement provide that the costs of the negative tax consequences to Chemed as a result of Chemed being obligated to make the Section 338(h)(10) election under the Code will be shared by Unisource and Chemed. The costs of such an election are not being allocated to the stockholders of the Company other than Chemed. Unisource will make a payment in the amount of $12,207,000 to Chemed pursuant to the Tax Matters Agreement to cover a portion of the additional costs imposed as a result of the Section 338(h)(10) election on the day after the Effective Time.

     Other Considerations. The Board of the Company and Chemed also considered the financial ability of Unisource to consummate the Merger and the fact that there is no financing contingency in the Merger Agreement. They also considered the possible impact of the Merger and of alternatives thereto on the Company's business and prospects, and the fact that following the consummation of the Merger the current stockholders of the Company will no longer be able to participate in the increases or decreases in the value of the Company's business and profits.

     The foregoing discussion of the information and factors considered and given weight by the Boards of Directors of the Company and Chemed is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Merger, they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. In addition, individual members of the Board of the Company and of the Board of Directors of Chemed may have given different weights to different factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Employment Agreements. The Merger Agreement contains as a condition to the obligations of Unisource and Merger Sub to consummate the Merger a condition that prior to the Effective Time Unisource shall have entered into employment agreements with each of the senior management employees of the Company, in each case in form and substance satisfactory to Unisource. Unisource may waive this condition.

Unisource has not yet offered to enter into employment agreements with the Company's senior management employees.

     Confidentiality Agreement. The Company and Unisource signed a Confidentiality Agreement dated June 25, 1997 (the "Confidentiality Agreement"), providing for Unisource to keep confidential its discussions and negotiations regarding the Merger and all information received by it concerning the Company. The Merger Agreement terminated the Confidentiality Agreement and instituted an equivalent covenant of confidentiality on behalf of Unisource in its place.

     Stock Plans. Pursuant to the Merger Agreement, at or immediately prior to the Effective Time, each outstanding employee stock option to purchase shares of Company Common Stock granted under any employee stock option or compensation plan or arrangement of the Company will be canceled, and each holder thereof, whether or not such stock options are then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time, less any taxes required to be withheld by the Company with respect thereto.

     Each of the executive officers of the Company, other than R. B. Garber, hold stock options to purchase shares. All of such options will be canceled in exchange for a cash payment to the holder of an amount equal to the excess, if any, of $21.00 over the exercise price under such option.

     All amounts payable pursuant to the terms described in the preceding paragraph are subject to any required withholding of taxes and will be paid without interest. The Company agreed in the Merger Agreement to obtain all consents of the holders of the stock options and to make any amendments to the terms of such stock option or compensation plans or arrangements as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in the Merger Agreement, payment shall, at Unisource's request, be withheld in respect of any stock option with respect to any holder until all necessary consents are obtained from such holder.

     The executive officers, other than R. B. Garber, also hold restricted shares granted under the Company's Restricted Stock Award Program. The vesting restrictions applicable to such shares, which generally lapse over a period of years, will lapse due to the change of control features of the Program by reason of the change of control that will result in the Company upon consummation of the Merger. As a result all such shares will vest as of the Effective Time and the holders of such shares will receive $21.00 for each such share. See "THE MERGER -- Employment Agreements".

     Benefit Plans. The Merger Agreement provides that Unisource and Chemed will enter into a Transitional Services Agreement before the Effective Time pursuant to which Chemed will provide certain employee benefits to employees of the Company for a period of time to be agreed upon between Unisource and Chemed, in form and substance satisfactory to Unisource.

     No Contractual Indemnification Rights. There are no provisions in the Merger Agreement requiring Unisource to cause the Company, as the surviving corporation, to indemnify and hold harmless the present and former officers and directors of the Company in respect of any of their acts or omissions occurring prior to the Effective Time. All such officers and directors are entitled to receive indemnification from Chemed with respect to the aforesaid acts or omissions.

     Certain Federal Income Tax Consequences. The receipt of the right to receive cash by stockholders of the Company pursuant to the Merger Agreement will be a taxable transaction for Federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and the aggregate tax basis in the shares of Company Common Stock surrendered by the stockholder and purchased pursuant to the Merger.

Gain or loss will be calculated separately for each block of such shares converted into cash pursuant to the Merger.

     If shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for such shares exceeds eighteen months. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 20%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that surrenders shares in the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Exchange Agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

                               REGULATORY MATTERS


     The Federal Trade Commission granted early termination of the waiting period under the HSR Act on August 29, 1997.


                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Annex A. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

     Conditions to Each Party's Obligation to Effect the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Merger becoming effective (the "Effective Time") of the following conditions: (1) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware law, (2) any applicable waiting period under the HSR Act relating to the Merger shall have expired, (3) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger, (4) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained, and (5) the performance by the parties in all material respects of their respective obligations under the Merger Agreement prior to the Effective Time and the truth in all material respects of the parties' representations and warranties at the Effective Time. The condition set forth in clause (1) above has been satisfied by the execution of the Stockholder's Consent by Chemed the holder of approximately 82% of the Company Common Stock.

     In addition, the obligations of Unisource and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the further following conditions: (1) no action shall be instituted or pending by anyone before any tribunal challenging the Merger in any way or seeking to restrain or prohibit Unisource's ownership or operation of the Company or to force a disposition or segregation of any material part of the Company's business or that would otherwise materially adversely affect the Company, Unisource or Merger Sub, (2) no action shall have been taken or any law or injunction proposed, enacted or otherwise enforced applicable to the Merger by any tribunal, authority or agency that would likely result in the consequences described in (1) above, (3) Chemed shall have executed and delivered the Indemnity and Tax Matters Agreements, forms of which are attached to Annex A hereto, (4) Chemed shall have executed a Non-Compete Agreement in form acceptable to Unisource, (5) Unisource shall have entered into Key Employee Agreements with certain senior management employees of the Company to be designated by Unisource, (6) Chemed shall have entered into a Transitional Services Agreement with Unisource providing for the continuation of certain employee benefits by Chemed to employees of the Company for a period of time to be agreed upon between them, but in form and substance satisfactory to Unisource, and (7) Unisource shall have completed environmental due diligence to its satisfaction, (8) the Company shall have received all Required Consents (as defined in the Merger Agreement), and (9) Unisource shall have received the resignation of the officers and directors of the Company.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, (1) by mutual written consent of the Company and Unisource; (2) by either the Company or Unisource, if the Merger has not been consummated by December 31, 1997, provided that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose breach of any provision of the Agreement results in the failure of the Merger to be consummated by such time; (3) by either the Company or Unisource, if there is any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Unisource or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or (4) by Unisource if either the results of its due diligence of the Company and its subsidiaries, or the amended disclosure letter to be delivered by the Company to Unisource within three weeks from the date of the Merger Agreement, are not to its satisfaction, in accordance with the completion of the due diligence provisions of the Merger Agreement. In the event the Merger Agreement is terminated as described in this paragraph, the Merger Agreement shall forthwith become void and of no effect with no liability on the part of any party to the Merger Agreement, except with respect to certain specified provisions (including the provisions as to confidentiality, and the provisions described below under Fee and Expenses) which survive the termination. The termination of the Merger Agreement in accordance with this paragraph does not release any party from any liability for any willful breach by such party of the terms and provisions of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses in connection with the Merger Agreement and the transaction contemplated by the Merger Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated. Neither the Company nor Chemed is paying a fee to an investment banker, broker or other entity in connection with the Merger.

     Conduct of Business by the Company. The Merger Agreement provides that the Company and its subsidiaries will conduct their business in the ordinary course consistent with past practice and use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. The Merger Agreement further provides that, without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Effective Time of the Merger, (1) the Company will not adopt or propose, or permit any subsidiary to adopt or propose, any change in its certificate of incorporation, bylaws or other constituent documents; (2) the Company will not, and will not permit any subsidiary to, merge or consolidate with any other person or acquire a material amount of assets of any other person; (3) the Company will not, and will not permit any subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; (4) the Company will not, and will not permit any subsidiary to, agree or commit to do any of the foregoing; or (5) the Company will not, and will not permit any subsidiary to (i) take or agree to commit to take any action that would make any representation and warranty of the Company inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     Board of Directors. The Merger Agreement provides that from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law the directors of the Merger Sub at the Effective Time shall be the directors of the Company as the Surviving Corporation.

                           SOURCE AND AMOUNT OF FUNDS


     The total amount of funds required to fund the Merger Consideration, to cancel and pay for all employee stock options, to pay fees and expenses related to the Merger and to assume or repay existing debt of the Company is estimated to be approximately $163 million. Such funds will be obtained through an existing credit agreement with Unisource's bank.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information, as of December 31, 1996, regarding the beneficial ownership of shares of Company Common Stock owned by each person known to the Company to own beneficially more than five percent (5%) of the outstanding shares ("Five Percent Stockholders"). The information with respect to the holdings of Five Percent Stockholders is derived solely from the Company's review of Schedules 13D and 13G on file with the Commission and from correspondence received from and telephone conversations with such stockholders.

                             NAME AND ADDRESS                   NUMBER OF             PERCENTAGE
     TITLE OF CLASS         OF BENEFICIAL OWNER              COMMON SHARES(1)          OF CLASS
--------------------------------------------------    ------------------------------  ----------
Common Stock             Chemed Corporation.......    5,144,551 shares; Direct (2)       83.4%
Par Value $1 Per Share   2600 Chemed Center
                           255 East Fifth Street
                           Cincinnati, Ohio 45202
Common Stock             PNC Bank Corporation.....    363,184 shares; Trustee of          5.8%
Par Value $1 Per Share   One PNC Plaza                the Company's Profit Sharing
                           249 Fifth Avenue           and Thrift Savings Plan (3)
                           Pittsburgh,
                           Pennsylvania 15222

---------------

(1) As reported to the Commission by the beneficial owners.

(2) Sole voting power, 5,144,551 shares; sole dispositive power, 5,144,551 shares.

(3) Shared voting power, 363,184 shares; shared dispositive power 363,184 shares.

     The following table sets forth certain information, as of February 15, 1997, with respect to the Company Common Stock and the capital stock of Chemed Corporation ("Chemed Capital Stock") beneficially owned by all Directors of the Company, each of the executive officers of the Company and the Company's directors and executive officers as a group:

                                                                     AMOUNT AND
                                                                       NATURE
                                                                   OF BENEFICIAL             PERCENT
          NAME                     TITLE OF CLASS                   OWNERSHIP(1)           OF CLASS(2)
------------------------  --------------------------------        ----------------         -----------
E.L. Hutton               Company Common Stock                      36,067 Direct
                                                                    53,600 Option
                                                                     3,194 Trustee
                          Chemed Capital Stock                      38,937 Direct
                                                                    63,250 Option
                                                                     3,967 Trustee
P.C. Voet                 Company Common Stock                      38,948 Direct
                                                                    72,500 Option              1.1%
                          Chemed Capital Stock                      26,610 Direct
                                                                     1,000 Option
                                                                           Trustee(3)
R.B. Garber               Company Common Stock                      27,366 Direct
                          Chemed Capital Stock                       1,543 Direct
N.C. Dallob               Company Common Stock                       4,400 Direct
                                                                     3,312 Option
                          Chemed Capital Stock                       7,973 Direct
                                                                     4,750 Option
C.H. Erhart, Jr.          Company Common Stock                       5,000 Direct
                          Chemed Capital Stock                       1,500 Direct
N. Gilliatt               Company Common Stock                       1,000 Direct
                          Chemed Capital Stock                       3,400 Direct

                                                                     AMOUNT AND
                                                                       NATURE
                                                                   OF BENEFICIAL             PERCENT
          NAME                     TITLE OF CLASS                   OWNERSHIP(1)           OF CLASS(2)
------------------------  --------------------------------        ----------------         -----------
W.J. Hoekman              Company Common Stock                         100 Direct
                          Chemed Capital Stock                             None
T.C. Hutton               Company Common Stock                       4,556 Direct
                                                                     3,500 Option
                                                                     3,194 Trustee
                          Chemed Capital Stock                      18,003 Direct
                                                                    12,250 Option
                                                                     4,567 Trustee(3)
W.D. Jackson              Company Common Stock                       5,346 Direct
                                                                    10,000 Option
                          Chemed Capital Stock                         288 Direct
C.O. Lane                 Company Common Stock                      29,529 Direct
                                                                    50,000 Option
                          Chemed Capital Stock                       8,042 Direct
S.E. Laney                Company Common Stock                       4,936 Direct
                                                                     2,188 Option
                          Chemed Capital Stock                      29,953 Direct
                                                                    40,750 Option
                                                                           Trustee(3)
J.J. Mount                Company Common Stock                         100 Direct
                          Chemed Capital Stock                       7,620 Direct
K.J. McNamara             Company Common Stock                       4,542 Direct
                                                                     5,625 Option
                          Chemed Capital Stock                      14,401 Direct
                                                                    24,250 Option
                                                                           Trustee(3)
T.S. O'Toole              Company Common Stock                       3,977 Direct
                                                                     1,250 Option
                          Chemed Capital Stock                      14,288 Direct
                                                                    23,000 Option
D.W. Robbins, Jr.         Company Common Stock                       2,000 Direct
                          Chemed Capital Stock                       2,000 Direct
G.H. Sander               Company Common Stock                       8,935 Direct
                                                                    12,750 Option
                          Chemed Capital Stock                       8,977 Direct
K.F. Vuylsteke            Company Common Stock                      14,027 Direct
                                                                    16,188 Option
                          Chemed Capital Stock                       1,117 Direct
G.J. Walsh III            Company Common Stock                       1,100 Direct
                          Chemed Capital Stock                       1,100 Direct
Directors and Executive   Company Common Stock                     191,929 Direct             2.94%
Officers as a Group                                                231,163 Option             3.52%
(18 Persons)                                                         3,194 Trustee
                          Chemed Capital Stock                     185,252 Direct             1.81%
                                                                   169,250 Option             1.64%
                                                                    72,200 Trustee(4)

---------------

(1) Includes securities beneficially owned (a) by the named persons or group members, their spouses and their minor children (including shares of Chemed Capital Stock and Company Common Stock allocated as at December 31, 1996 to the account of each named person or member of the group participating under Chemed's Savings and Investment Plan, Chemed's Employee Stock Ownership Plans, and the Company's Thrift and Profit Sharing Plan), (b) by trusts and custodianships for their benefit and (c) by trusts and other entities as to which the named person or group has or shares the power to direct voting or investment of securities. "Direct" refers to securities in categories (a) and (b) and "Trustee" to securities in category (c). Where securities would fall into both "Direct" and "Trustee" classifications, they are included under "Trustee" only. "Option" refers to shares which the named person or group has a right to acquire within 60 days from December 31, 1996. For purposes of determining the Percent of Class, all shares subject to stock option, which were exercisable within 60 days of December 31, 1996, were assumed to have been issued.

(2) Percent of Class under 1.0 percent is not shown.

(3) Messrs. T.C. Hutton, McNamara and Voet and Mrs. Laney are trustees of the Chemed Foundation which holds 66,153 shares of Chemed Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of "Trustee" shares held by the Director and Executive Officers as a Group, but is not reflected in the respective holdings of the individual trustees.

(4) Shares over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares owned by Directors and Executive Officers as a Group.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the web site that the Commission maintains at http://www.sec.gov. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the year ended December 31,
    1996;

(2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997; and

(3) The Company's Proxy Statement dated April 4, 1997.

     The Company will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to National Sanitary Supply Company, Investor Relations, 255 East Fifth Street, Suite 2900, Cincinnati, Ohio 45202-4790.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the Effective Time shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                AUGUST 11, 1997

                                     AMONG

                       NATIONAL SANITARY SUPPLY COMPANY,

                           UNISOURCE WORLDWIDE, INC.

                                      AND

                                   TFBD, INC.

                              TABLE OF CONTENTS(1)
                            ------------------------

                                                                                       PAGE
                                                                                       ----
                                         ARTICLE 1
                                        THE MERGER
SECTION 1.01. The Merger.............................................................   A-1
SECTION 1.02. Conversion of Shares...................................................   A-2
SECTION 1.03. Surrender and Payment..................................................   A-2
SECTION 1.04. Dissenting Shares......................................................   A-3
SECTION 1.05. Stock Options..........................................................   A-3
SECTION 1.06. Lost Certificates......................................................   A-3
SECTION 1.07. Adjustments............................................................   A-3
                                         ARTICLE 2
                                 THE SURVIVING CORPORATION
SECTION 2.01. Certificate of Incorporation...........................................   A-4
SECTION 2.02. Bylaws.................................................................   A-4
SECTION 2.03. Directors and Officers.................................................   A-4

                                         ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01. Corporate Existence and Power..........................................   A-4
SECTION 3.02. Corporate Authorization................................................   A-4
SECTION 3.03. Governmental Authorization.............................................   A-4
SECTION 3.04. Non-contravention......................................................   A-4
SECTION 3.05. Capitalization.........................................................   A-5
SECTION 3.06. Subsidiaries...........................................................   A-5
SECTION 3.07. SEC Filings............................................................   A-5
SECTION 3.08. Financial Statements...................................................   A-6
SECTION 3.09. Disclosure Documents...................................................   A-6
SECTION 3.10. Absence of Certain Changes.............................................   A-6
SECTION 3.11. No Undisclosed Material Liabilities....................................   A-7
SECTION 3.12. Litigation.............................................................   A-7
SECTION 3.13. Taxes..................................................................   A-7
SECTION 3.14. ERISA..................................................................   A-8
SECTION 3.15. Compliance with Laws...................................................  A-10
SECTION 3.16. Finders' Fees..........................................................  A-10
SECTION 3.17. Other Information......................................................  A-10
SECTION 3.18. Environmental Matters..................................................  A-10
SECTION 3.19. Vote Required..........................................................  A-11
SECTION 3.20. Anti-Takeover Plan; State Takeover Statutes............................  A-11
SECTION 3.21. Intercompany Accounts..................................................  A-11
SECTION 3.22. Material Contracts.....................................................  A-11
SECTION 3.23. Properties.............................................................  A-12
SECTION 3.24. Products...............................................................  A-13
SECTION 3.25. Patents and Other Proprietary Rights...................................  A-13
SECTION 3.26. Insurance Coverage.....................................................  A-14
SECTION 3.27. Licenses and Permits...................................................  A-14
SECTION 3.28. Inventories............................................................  A-14
SECTION 3.29. Receivables............................................................  A-14
---------------
(1) The Table of Contents is not a part of this Agreement.

                                                                                       PAGE
                                                                                       ----
SECTION 3.30. Employees..............................................................  A-15
SECTION 3.31. Labor Matters..........................................................  A-15
SECTION 3.32. Required and Other Consents............................................  A-15

                                         ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF BUYER
SECTION 4.01. Corporate Existence and Power..........................................  A-15
SECTION 4.02. Corporate Authorization................................................  A-15
SECTION 4.03. Governmental Authorization.............................................  A-15
SECTION 4.04. Non-contravention......................................................  A-16
SECTION 4.05. Disclosure Documents...................................................  A-16
SECTION 4.06. Finders' Fees..........................................................  A-16

                                         ARTICLE 5
                                 COVENANTS OF THE COMPANY
SECTION 5.01. Conduct of the Company.................................................  A-16
SECTION 5.02. Company Information Statement..........................................  A-17
SECTION 5.03. Access to Information..................................................  A-17
SECTION 5.04. Other Offers...........................................................  A-17
SECTION 5.05. Notices of Certain Events..............................................  A-18
SECTION 5.06. State Takeover Laws....................................................  A-18
SECTION 5.07. Resignations...........................................................  A-18
SECTION 5.08. Additional SEC Filings.................................................  A-18

                                         ARTICLE 6
                                    COVENANTS OF BUYER
SECTION 6.01. Confidentiality........................................................  A-18
SECTION 6.02. Obligations of Merger Subsidiary.......................................  A-19

                                         ARTICLE 7
                            COVENANTS OF BUYER AND THE COMPANY
SECTION 7.01. Best Efforts...........................................................  A-19
SECTION 7.02. Certain Filings........................................................  A-19
SECTION 7.03. Public Announcements...................................................  A-19
SECTION 7.04. Further Assurances.....................................................  A-19
SECTION 7.05. Confidentiality Agreement..............................................  A-19
SECTION 7.06. Completion of Due Diligence and Amended Disclosure Letter..............  A-19

                                         ARTICLE 8
                                 CONDITIONS TO THE MERGER
SECTION 8.01. Conditions to the Obligations of Each Party............................  A-20
SECTION 8.02. Conditions to the Obligations of Buyer and Merger Subsidiary...........  A-20
SECTION 8.03. Conditions to the Obligations of the Company...........................  A-21

                                         ARTICLE 9
                                        TERMINATION
SECTION 9.01. Termination............................................................  A-21
SECTION 9.02. Effect of Termination..................................................  A-22

                                                                                       PAGE
                                        ARTICLE 10
                                       MISCELLANEOUS
SECTION 10.01. Notices...............................................................  A-22
SECTION 10.02. Survival of Representations and Warranties and Agreements.............  A-22
SECTION 10.03. Amendments; No Waivers................................................  A-23
SECTION 10.04. Expenses..............................................................  A-23
SECTION 10.05. Successors and Assigns................................................  A-23
SECTION 10.06. Governing Law.........................................................  A-23
SECTION 10.07. Jurisdiction..........................................................  A-23
SECTION 10.08. Waiver of Jury Trial..................................................  A-23
SECTION 10.09. Counterparts; Effectiveness; Third Party Beneficiaries................  A-24
SECTION 10.10. Severability..........................................................  A-24
SECTION 10.11. Specific Performance..................................................  A-24
SECTION 10.12. Entire Agreement......................................................  A-24

                                        ARTICLE 11
                                        DEFINITIONS
SECTION 11.01. Definitions...........................................................  A-24

                                         EXHIBITS
Exhibit A -- Indemnity Agreement
Exhibit B -- Tax Matters Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of August 11, 1997 among NATIONAL SANITARY SUPPLY COMPANY, a Delaware corporation (the "Company"), UNISOURCE WORLDWIDE, INC., a Delaware corporation ("BUYER"), and TFBD, INC., a Delaware corporation and a wholly owned subsidiary of Buyer ("MERGER SUBSIDIARY").

     WHEREAS, the Board of Directors of each of Buyer, the Company and Merger Subsidiary have determined that it is advisable and in the best interests of their respective stockholders to engage in the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of the Company has approved the merger (the "MERGER") of the Merger Subsidiary with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DELAWARE LAW") and other applicable law; and

     WHEREAS, this Agreement and the Merger shall be approved by the stockholders of the Company for purposes of Delaware Law at such time as the Company is in receipt of written consents approving this Agreement and the Merger executed by the holders of that number of shares of common stock, par value $1.00 per share, of the Company (each, a "SHARE") representing the right to cast a majority of the votes entitled to be cast at a meeting to consider the Agreement and the Merger; and

     WHEREAS, Chemed Corporation, a Delaware corporation ("CHEMED"), owns in excess of 80% of the issued and outstanding Shares and concurrently with the execution of this Agreement is delivering its written consent approving this Agreement and the Merger as permitted by the certificate of incorporation and bylaws of the Company and Delaware Law; and

     WHEREAS, such consent constitutes the only action necessary by stockholders of the Company required in order to authorize this Agreement and the Merger under the Company's certificate of incorporation and bylaws and Delaware Law; and

     WHEREAS, Chemed, as an inducement to Buyer and Merger Subsidiary to enter into the transactions contemplated hereby, is contemporaneously herewith entering into the Indemnity Agreement and the Tax Matters Agreement (each as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after the later of (i) satisfaction or waiver of all conditions to the Merger and (ii) the 20th calendar day after the Company Information Statement (as defined below) is first sent or given to the stockholders of the Company, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

     SECTION 1.02. Conversion of Shares. At the Effective Time:

          (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) or as provided in
     Section 1.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $21.00 in cash, without interest (the "MERGER CONSIDERATION").

     SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of certificates in accordance with the terms of this Section 1.03 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such certificates.

     (c) If any portion of the Merger Consideration is to be paid to a Person (as defined below) other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

     SECTION 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt written notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 1.05. Stock Options. (a) At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time, less any taxes required to be withheld by the Company with respect thereto.

     (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses 1.05(b)(i) or 1.05(b)(ii), are necessary to give effect to the transactions contemplated by Section 1.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until necessary consents are obtained.

     SECTION 1.06. Lost Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to be paid in respect of the Shares represented by such certificate as contemplated by this Article.

     SECTION 1.07. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with the record date during such period, the price per share to be paid to holders of Shares in the Merger shall be appropriately adjusted.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "National Sanitary Supply Company".

     SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the letter of the Company dated the date hereof and delivered to Buyer in connection with this Agreement (the "Disclosure Letter") and making reference to the particular section of this Agreement to which exception is being taken, the Company represents and warrants to Buyer that:

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries (as defined below) taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

     SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action (including all necessary stockholder action). This Agreement constitutes a valid and binding agreement of the Company.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

     SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 9,000,000 Shares, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of July 31, 1997, there were outstanding 6,269,824 Shares, no shares of preferred stock and employee stock options to purchase an aggregate of 513,139 Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since July 31, 1997 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "COMPANY 10-K").

     (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 3.07. SEC Filings. (a) The Company has delivered to Buyer (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1995 and 1994, (ii) the quarterly report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1994.

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in Section 3.07 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1996 set forth in the Company 10-K and "BALANCE SHEET DATE" means December 31, 1996.

     SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the proxy or information statement of the Company (the "COMPANY INFORMATION STATEMENT") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the Effective Time, the Company Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Information Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

     SECTION 3.10. Absence of Certain Changes. Since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any issuance, grant, sale, repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests (including options, rights or warrants) in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary or any subdivision, reclassification, recapitalization, split, combination or exchange of any shares of capital stock of the Company (other than in connection with outstanding options);

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

          (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, severance or termination, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; or

          (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

     SECTION 3.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

          (c) liabilities or obligations under this Agreement.

     SECTION 3.12. Litigation. Section 3.12 of the Disclosure Letter sets forth, as of the date of this Agreement, a list of all pending lawsuits or claims of which the Company is aware, threatened against or affecting the Company or any Subsidiary or any of their respective properties. Except as set forth in the Disclosure Letter or Company 10-K, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) as of the date hereof and (ii) which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     SECTION 3.13. Taxes. Except as set forth in the Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all tax returns, statements, reports and forms (collectively, the "COMPANY RETURNS") required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws, (ii) the Company and its Subsidiaries have timely paid all taxes shown as due and payable on such Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries, (iii) the Company and its Subsidiaries have made adequate provision on their books for all taxes payable by the Company and its Subsidiaries for which no Company Return has yet been filed, (iv) the charges, accruals and reserves for taxes with respect to the Company and its Subsidiaries reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate under United States generally accepted accounting principles ("GAAP") to cover the tax liabilities accruing through the date thereof, (v) there is no action, suit, proceeding, audit, or claim with respect to tax matters now proposed or pending against or with respect to the Company or any of its Subsidiaries, (vi) there are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of taxes of the Company and its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has been a United Sates real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (viii) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Chemed is the common parent. With respect to the 1997 calendar year, the Shares are "regularly traded on an established securities market" within the meaning of Section 897(c)(2) of the Code and the final and temporary regulations thereunder.

     SECTION 3.14. ERISA. (a) Definitions. For purposes hereof the following terms have the following meanings:

     "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, workers' compensation, supplemental unemployment benefits, severance benefits and postemployment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan (as defined below), (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates (as defined below) and (iii) covers any employee or former employee of the Company or any Subsidiary.

     "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     (b) The Company has provided, or will provide prior to the Effective Time, Buyer with a list and copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including all required Schedules thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Such list identifies each Employee Plan which is (i) a Multiemployer plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The Company has provided, or will provide prior to the Effective Time, Buyer with complete age, salary, service and related data as of the most recent practicable date for all employees and former employees covered under any Title IV Plan.

     (c) The fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) exceeds the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the PBGC. There is no unfunded liability of the Company or any Subsidiary in respect of any Employee Plans or Benefit Arrangements described under Sections 4(b)(5) of ERISA or 401(a)(1) of the Code, as computed using reasonable actuarial assumptions and determined as if all benefits under such plans are vested and payable.

     (d) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event", within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have a Material Adverse Effect, and no event described in
Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any Subsidiary or Buyer or any of its ERISA Affiliates after the Effective Time. No condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by the Company, any Subsidiary or any of their ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in
Section 3(37) of ERISA, which could result in the Company, any Subsidiary or Buyer or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of the Company or any Subsidiary to make timely installments or other payments required under Code Section 412. If a "complete withdrawal" by the Company and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

     (e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has provided, or will provide prior to the Effective Time, Buyer with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (f) The Company has provided, or will provide prior to the Effective Time, Buyer with a list and copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

     (g) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (h) All contributions and payments which have either become due and payable or should be accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, will be discharged and paid or accrued, respectively, on or prior to the Effective Time in accordance with such practices. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (i) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (j) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under Section 5000(a) which is or could become a liability of the Company or any of its Subsidiaries.

     (k) No employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) solely as a result of the transactions contemplated hereby, except as contemplated by this Agreement.

     SECTION 3.15. Compliance with Laws. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.16. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.17. Other Information. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company and the Subsidiaries delivered to Buyer constitute the Company's best estimate of the information purported to be shown therein and the Company is not aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

     SECTION 3.18. Environmental Matters. (a) Definitions. For purposes hereof the following terms have the following meanings:

     "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

          (b) Except as set forth in the Company 10-K:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (ii) The Company is in compliance with all Environmental Laws and has been and is in compliance with all Environmental Permits, except where any noncompliance or failure to receive Environmental Permits could not reasonably be expected to result in a Material Adverse Effect; and

          (iii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law that have had or may reasonably be expected to have a Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

     (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer at least five days prior to the Effective Time.

     (d) Neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

     (e) For purposes of this Section, the terms "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

     SECTION 3.19. Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares.

     SECTION 3.20. Anti-Takeover Plan; State Takeover Statutes. Neither the Company nor any Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of the Company has approved the Merger and this Agreement. Except for Section 203 of Delaware Law, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 3.21. Intercompany Accounts. Section 3.21 of the Disclosure Letter contains a complete list of all intercompany balances as of the June 30, 1997 between Chemed and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand. Since June 30, 1997 there has not been any accrual of liability by the Company or any Subsidiary to Chemed or any of its Affiliates or other transaction between the Company or any Subsidiary and Chemed and any of its Affiliates, except (i) with respect to the period commencing June 30, 1997 and ending on the date of this Agreement, in the ordinary course of business of the Company and the Subsidiaries consistent with past practice, and
(ii) thereafter, as provided in Section 3.21 of the Disclosure Letter.

     SECTION 3.22. Material Contracts. (a) Neither the Company nor any Subsidiary is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

          (ii) any agreement with a term of at least one year for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $50,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $50,000 or more;

          (iii) any sales, distribution or other similar agreement with a term of at least six months, providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for (A) annual payments to the Company and the Subsidiaries of $100,000 or more and (B) does not by its terms permit the Company or any Subsidiary to pass any increase in the costs of such materials, supplies, goods, services, equipment or other assets on to the counterparty thereto;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to asset sale programs, indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any option, license, franchise or similar agreement;

          (viii) any agency, dealer, sales representative, marketing or other similar agreement;

          (ix) any agreement that limits the freedom of the Company or any Subsidiary or any officer or key employee to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time;

          (x) any agreement with (A) Chemed or any of its Affiliates (other than the Subsidiaries), (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Chemed or any of its Affiliates (including without limitation the Company and the Subsidiaries), (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Chemed or any of its Affiliates (including without limitation the Company and the Subsidiaries) or (D) any director or officer of Chemed or any of its Affiliates (including without limitation the Company and the Subsidiaries) or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

As used herein, the term "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Section of the Disclosure Letter or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyer.

     SECTION 3.23. Properties. (a) The Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

          (i) Liens disclosed on the Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

     (b) There are no developments affecting any such property or assets pending or, to the knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

     (c) The plants, buildings, structures and equipment owned by the Company or any Subsidiary have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

     (d) The plants, buildings and structures owned by the Company or any Subsidiary currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company or any Subsidiary as heretofore conducted. None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

     (e) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

     (f) The property and assets owned or leased by the Company or any Subsidiary constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

     SECTION 3.24. Products. Each of the products produced or sold by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

     SECTION 3.25. Patents and Other Proprietary Rights. The Company and the Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information. proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collective the "INTELLECTUAL PROPERTY RIGHTS"), all of which have been disclosed in Section 3.25 of the Disclosure Letter. The Company and the Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another Person, including without limitation sole or exclusive licenses limited to specific fields of use. The patents owned by the Company and the Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and the Subsidiaries will be valid and enforceable. The Company has no knowledge of any infringement by any other party of any of the Intellectual Property Rights, and the Company and the Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights. To the best of the Company's knowledge, the Company and the Subsidiaries have not and do not violate or infringe any intellectual property right of any other Person, and the Company and the Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other Person. The Company and the Subsidiaries have not been sued for infringing any intellectual property right of another Person. None of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and the Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any Affiliate thereof to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

     SECTION 3.26. Insurance Coverage. The Company has furnished or will furnish to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1992 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Section 3.26 of the Disclosure Letter, the Company and the Subsidiaries shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

     SECTION 3.27. Licenses and Permits. Section 3.27 of the Disclosure Letter correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries together with the name of the government agency or entity issuing such permit. All permits or other similar authorizations (whether material or not) are valid and in full force and effect and neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. No permits or other similar authorizations (whether material or not) will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     SECTION 3.28. Inventories. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by the Company and its Subsidiaries, less any reserves for obsolescence recorded on the Balance Sheet. Since the Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Balance Sheet consists of, and all inventories of the Company and its Subsidiaries as of the Effective Time will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

     SECTION 3.29. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Effective Time will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Effective Time will be included on the books of the Company in accordance with generally accepted accounting principles applied on a consistent basis.

     SECTION 3.30. Employees. Section 3.30 of the Disclosure Letter sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $100,000 and (b) the wage rates and commission structures for non-salaried employees of the Company and its Subsidiaries (by location and job classification). None of such employees listed in clause (a) hereof and no other key employee of the Company and its Subsidiaries has indicated to the Company or its Subsidiaries that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

     SECTION 3.31. Labor Matters. The Company and the Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board.

     SECTION 3.32. Required and Other Consents. (a) Section 3.32(a) of the Disclosure Letter sets forth each agreement, contract or other instrument binding upon the Company or its Affiliates requiring a consent as a result of the execution, delivery and performance of this Agreement, except such consents as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect if not received by the Effective Time (each such consent, a "REQUIRED CONSENT" and together the "REQUIRED CONSENTS").

     (b) Section 3.32(b) of the Disclosure Letter sets forth every other consent (each such consent, an "OTHER CONSENT" and together the "OTHER CONSENTS") under such agreements, contracts or other instruments or such Permits that is necessary or desirable with respect to the execution, delivery and performance of this Agreement.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company that:

     SECTION 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act and (c) compliance with any applicable requirements of the Exchange Act.

     SECTION 4.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except, in the case of clause (b) and (c), for such matters as would not materially adversely affect the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     SECTION 4.05. Disclosure Documents. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Information Statement at the time the Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and (ii) in the case of any Company Disclosure Document other than the Company Information Statement, at the time of the filing thereof and at the time of any distribution thereof.

     SECTION 4.06. Finders' Fees. Except for Lehman Brothers Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose, or permit any Subsidiary to adopt or propose, any change in its certificate of incorporation, bylaws or other constituent documents;

          (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; or

          (e) the Company will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     SECTION 5.02. Company Information Statement. As promptly as practicable, the Company (a) will prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Information Statement and all other related materials, if any, (b) include in any Company Information Statement the determination of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, has approved this Agreement and such transactions and (c) will otherwise comply with all legal requirements applicable to such action. Buyer, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Company Information Statement, and the Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Company Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyer promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Buyer and its counsel the opportunity to review the Company Information Statement prior to its being filed with the SEC and shall give Buyer and its counsel the opportunity to review all amendments and supplements to the Company Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

     If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Company Information Statement, such party shall promptly inform the Company and Buyer thereof and take appropriate action in respect thereof.

     SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

     SECTION 5.04. Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage any Acquisition Proposal (as defined below), (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal or (iii) enter into any agreement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause the Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents and representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

     SECTION 5.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.06. State Takeover Laws. The Company shall, upon the request of Buyer or Merger Subsidiary, take all reasonable steps to assist in any challenge by Buyer or Merger Subsidiary in respect of the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     SECTION 5.07. Resignations. At or prior to the Effective Time, the Company will deliver to Buyer the resignations of all officers of the Company who will be officers, directors or employees of Chemed or any of its Affiliates after the Effective Time from their positions with the Company.

     SECTION 5.08. Additional SEC Filings. The Company will promptly prepare and file with the SEC when due its quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and, if applicable, September 30, 1997, and, as of their filing dates such reports will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in the light of the circumstances under which they are made, not misleading.

                                   ARTICLE 6

                               COVENANTS OF BUYER

     Buyer agrees that:

     SECTION 6.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or the rules of The New York Stock Exchange, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, any stockholder lists furnished by the Company, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer, (c) later lawfully acquired by Buyer from sources other than the Company or (d) developed independently by Buyer; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated (a) Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence and (b) for a period of one year after the date hereof, Buyer will not solicit the employment of any management or sales employee of the Company.

     SECTION 6.02. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE 7

                       COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.05. Confidentiality Agreement. Buyer and the Company hereby terminate the Confidentiality Agreement dated June 17, 1997 by and between Buyer and the Company, and hereby agree that such Confidentiality Agreement shall from the date hereof be of no further force or effect.

     SECTION 7.06. Completion of Due Diligence and Amended Disclosure
Letter. (a) The Company and Buyer agree that Buyer will have four weeks from the date of execution of this Agreement to conduct due diligence of the Company and its Subsidiaries (the "DUE DILIGENCE PERIOD") except for due diligence with respect to environmental matters, which due diligence may be conducted up until the Effective Time. If at the end of the Due Diligence Period, the results of such due diligence are not satisfactory to Buyer, Buyer may terminate the Agreement in accordance with Section 9.01.

     (b) The Company shall, no later than three weeks from the date of execution of this Agreement, deliver an updated Disclosure Letter to Buyer (the "AMENDED DISCLOSURE LETTER"). Buyer may review such Amended Disclosure Letter until the end of the Due Diligence Period. If the Amended Disclosure Letter is unsatisfactory to Buyer, Buyer may terminate the Agreement in accordance with
Section 9.01. If Buyer accepts the Amended Disclosure Letter, any reference in this Agreement to the "Disclosure Letter" shall thereafter be deemed to be a reference to the Amended Disclosure Letter.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

     SECTION 8.02. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Buyer shall have received a certificate signed by the Vice Chairman of the Company to the foregoing effect;

          (b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer and its Affiliates, taken as a whole, or to compel Buyer or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer and its Affiliates, taken as a whole or (iii) that otherwise is likely to materially adversely affect the Company and its Subsidiaries, taken as a whole, or Buyer and its Affiliates, taken as a whole;

          (c) there shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Merger, that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

          (d) Chemed shall have executed and delivered to Buyer the Indemnity Agreement (the "INDEMNITY AGREEMENT") and the Tax Matters Agreement (the "TAX MATTERS AGREEMENT") copies of which are attached hereto as Exhibits A and B, respectively, and the Indemnity Agreement and Tax Matters Agreement shall be in full force and effect;

          (e) The Company shall have received all Required Consents in form and substance reasonably satisfactory to Buyer;

          (f) Chemed shall have executed and delivered to Buyer a non-competition agreement ("NON-COMPETE AGREEMENT"), in form and substance satisfactory to Buyer, and such Non-Compete Agreement shall be in full force and effect;

          (g) Buyer shall have entered into employment agreements (the "KEY EMPLOYEE AGREEMENTS") with each of the senior management employees of the Company, in each case in form and substance satisfactory to Buyer;

          (h) Buyer shall have received the resignation of the officers and directors of the Company as contemplated by Section 5.07;

          (i) Buyer shall have completed environmental due diligence to its satisfaction;

          (j) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Buyer; and

          (k) The Buyer and Chemed shall have entered into a Transitional Services Agreement, pursuant to which Chemed will provide certain employee benefits to employees of the Company for a period of time to be agreed upon between Buyer and Chemed, in form and substance satisfactory to Buyer.

     SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement and any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by a Senior Vice President of Buyer and an equivalent officer of Merger Subsidiary to the foregoing effect;

          (b) The Company shall have received all documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary for this Agreement, all in form and substance satisfactory to the Company.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by December 31, 1997; provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

          (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

          (d) by Buyer if either the results of its due diligence of the Company and the Subsidiaries or the Amended Disclosure Letter are not to its satisfaction, in accordance with Section 7.06.

The party desiring to terminate this Agreement pursuant to clauses 9.01(b), 9.01(c) or 9.01(d), shall give written notice of such termination to the other party in accordance with Section 10.01.

     SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01, 10.01, 10.02, 10.04, 10.05, 10.06, 10.07, 10.08,
10.10 and 10.11 shall survive the termination hereof; provided that nothing in this Section 9.02 shall be deemed to release any party from any liability for any wilful breach by such party of the terms and provisions of this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Buyer or Merger Subsidiary, to:

         Unisource Worldwide, Inc.
         740 Springdale Drive
         Exton, PA 19341
         Attention: General Counsel
         Telecopy: (610) 722-3555

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Attention: William L. Rosoff
         Telecopy: (212) 450-4800

         if to the Company, to:

         National Sanitary Supply Company
         255 East Fifth Street
         Suite 2900
         Cincinnati, OH 45202-4790
         Attention: Kevin McNamara
         Telecopy: (513) 762-6919

         with a copy to:

         Clifford A. Roe, Jr.
         Dinsmore & Shohl LLP
         1900 Chemed Center
         255 East Fifth Street
         Cincinnati, OH 45202-4790
         Telecopy: (513) 977-8501

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.02. Survival of Representations and Warranties and
Agreements. The representations and warranties of Buyer and Merger Subsidiary contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The representations and warranties of the Company contained herein and in any certificate or other writing delivered pursuant hereto shall survive and shall be subject to the provisions of the Indemnity Agreement until the second anniversary of the Effective Time; provided that (i) the representations and warranties contained in Sections 3.13 and 3.14 shall survive and shall be subject to the provisions of the Indemnity Agreement until the expiration of the statute of limitations applicable to the matters covered thereby (giving affect to any waiver, mitigation or extension thereof), if later and (ii) the representations and warranties contained in Section 3.18 shall survive and shall be subject to the provisions of the Indemnity Agreement (A) insofar as such representations and warranties relate to any property or facility currently owned or leased by the Company or any Subsidiary, until the fourth anniversary of the Effective Time and (B) insofar as such representations and warranties relate to any property or facility previously owned or leased by the Company or any Subsidiary or to the off-site transportation, disposal or arrangement for disposal or migration of any hazardous substances, wastes or materials on or prior to the Effective Time, until the fifteenth anniversary of the Effective Time. The other covenants and agreements of the parties contained herein shall not survive the Effective Time, except for the covenants and agreements set forth in Sections 6.01, 10.04, 10.05, 10.06, 10.07, 10.08, 10.10 and 10.11,
which shall survive for the period set forth therein (or if no such period is specified, indefinitely).

     SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall, without the further approval of the stockholders of the Company, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement, if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to the conflict of law provisions of such State.

     SECTION 10.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

     SECTION 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 10.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

                                   ARTICLE 11

                                  DEFINITIONS

     SECTION 11.01. Definitions. Each of the following terms is defined in the Section set forth opposite such term:

                                     TERM                                  SECTION
          ----------------------------------------------------------    -------------
          Affiliate                                                     3.22
          Balance Sheet                                                 3.08
          Balance Sheet Date                                            3.08
          Benefit Arrangement                                           3.14(a)
          Buyer                                                         Preface
          Company                                                       Preface
          Company Disclosure Documents                                  3.09(a)
          Company Information Statement                                 3.09(a)
          Code                                                          3.13
          Company Returns                                               3.13
          Company Subsidiaries                                          3.05(c)
          Company 10-K                                                  3.06(a)
          Delaware Law                                                  Preface
          Disclosure Letter                                             3.21
          Effective Time                                                1.01(b)
          Employee Plan                                                 3.14(a)(iii)
          Environmental Laws                                            3.18(a)
          Environmental Permits                                         3.18(a)
          ERISA                                                         3.14(a)
          ERISA Affiliate                                               3.14(a)(iii)
          Exchange Act                                                  3.03(c)
          Exchange Agent                                                1.03(a)

                                     TERM                                  SECTION
          ----------------------------------------------------------    -------------
          GAAP                                                          3.13
          HSR Act                                                       3.03(b)
          Indemnity Agreement                                           8.02
          Intellectual Property Rights                                  3.25
          Key Employee Agreements                                       8.02(g)
          Lien                                                          3.04(d)
          Material Adverse Effect                                       3.01
          Merger                                                        Preface
          Merger Consideration                                          1.02(c)
          Merger Subsidiary                                             Preface
          Multiemployer Plan                                            3.14(a)(iii)
          Non-Compete Agreement                                         8.02(f)
          Other Consents                                                3.32(a)
          PBGC                                                          3.14(a)
          Permits                                                       3.27
          Required Consents                                             3.32(a)
          SEC                                                           3.07(a)
          Share                                                         Preface
          Subsidiary                                                    3.06(a)
          Subsidiary Securities                                         3.06(b)(ii)
          Surviving Corporation                                         1.01(a)
          Tax Matters Agreement                                         8.02
          Title IV Plan                                                 3.14(a)(iii)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          NATIONAL SANITARY SUPPLY COMPANY

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          UNISOURCE WORLDWIDE, INC.

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          TFBD, INC.

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT A

                              INDEMNITY AGREEMENT

     AGREEMENT, dated as of August   , 1997, between Chemed Corporation, a
Delaware corporation ("CHEMED"), and Unisource Worldwide, Inc., a Delaware corporation ("BUYER").

     WHEREAS, Chemed owns in excess of 80% of the issued and outstanding shares of common stock, par value $1.00 per share, of National Sanitary Supply Company, a Delaware corporation (the "COMPANY").

     WHEREAS, pursuant to Section 8.02(d) of the Agreement and Plan of Merger to which a form of this Agreement is attached as Exhibit A (the "MERGER AGREEMENT") it is a condition to the obligation of Buyer to consummate the merger (the "MERGER") and the related transactions contemplated therein that Chemed enters into this Agreement.

     Capitalized terms used herein and not otherwise defined shall have the respective meanings given thereto in the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                    REPRESENTATIONS AND WARRANTIES OF CHEMED

     Chemed represents and warrants to Buyer that:

     SECTION 1.01. Corporate Existence and Power. Chemed is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 1.02. Governmental Authorization. The execution, delivery and performance by Chemed of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     SECTION 1.03. Non-Contravention. The execution, delivery and performance by Chemed of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Chemed or (ii) contravene or constitute a default under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on Chemed.

     SECTION 1.04. Corporate Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Chemed and have been duly authorized by all necessary corporate action.

     SECTION 1.05. Binding Effect. This Agreement has been duly executed and delivered by Chemed and is a valid and binding agreement of Chemed.

     SECTION 1.06. Merger Agreement Representations. The representations and warranties made by the Company in the Merger Agreement (the "MERGER AGREEMENT REPRESENTATIONS") are hereby incorporated by reference in this Agreement as if set forth herein, and are hereby made and adopted as of the date hereof and as of the Effective Time by Chemed for the benefit of Buyer with the same force and effect as if Chemed had made such Merger Agreement Representations in the Merger Agreement, it being understood that the term "THIS AGREEMENT" and references to Sections and Schedules and the Disclosure Letter in such Merger Agreement Representations shall refer to the Merger Agreement and Sections and Schedules of, and the Disclosure Letter referred to in, the Merger Agreement. Chemed hereby certifies that all of the representations and warranties made by Chemed in this Agreement (including the Merger Agreement Representations) are true and correct as of the date hereof and shall be true and correct as of the Effective Time and Buyer shall have received a certificate signed by an executive officer of Chemed to the foregoing effect.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Chemed that:

     SECTION 2.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 2.02. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     SECTION 2.03. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or (ii) contravene or constitute a default under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on Buyer.

     SECTION 2.04. Corporate Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action.

     SECTION 2.05. Binding Effect. This Agreement has been duly executed and delivered by Buyer and is a valid and binding agreement of Buyer.

                                   ARTICLE 3

                           PURCHASE PRICE ADJUSTMENT

     SECTION 3.01. Closing Balance Sheet. (a) As promptly as practicable, but no later than 90 days after the Effective Time, Chemed will cause a closing balance sheet (the "Closing Balance Sheet") to be prepared and delivered to Buyer and a certificate based on such Closing Balance Sheet setting forth Chemed's calculation of total stockholders' equity as of the close of business on the day of the Effective Time ("CLOSING STOCKHOLDERS' EQUITY"). The Closing Balance Sheet shall (i) fairly present the consolidated financial position of the Company as at the close of business on the day of the Effective Time in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with those used in the preparation of the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "COMPANY 10- K"), (ii) include line items substantially consistent with those in the Company 10- K, and (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Company 10-K, it being understood that neither the Closing Balance Sheet nor Closing Stockholders' Equity shall be adjusted to reflect the cancelation of the employee stock options referenced in Section 1.05 of the Merger Agreement.

     (b) If Buyer disagrees with Chemed's calculation of Closing Stockholders' Equity delivered pursuant to Section 3.01(a), Buyer may, within 60 days after delivery of the documents referred to in Section 3.01(a), deliver a notice to Chemed disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Stockholders' Equity delivered pursuant to Section 3.01(a).

     (c) If a notice of disagreement shall be duly delivered pursuant to Section 3.01(b), Buyer and Chemed shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Stockholders' Equity, which amount shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 3.01(b) nor more than the amount thereof shown in Chemed's calculation delivered pursuant to Section 3.01(a). If during such period, Buyer and Chemed are unable to reach such agreement, they shall promptly thereafter cause a firm of nationally recognized accountants chosen and mutually accepted by both parties (the "ACCOUNTING REFEREE") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Stockholders' Equity. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet or Chemed's calculation of Closing Stockholders' Equity as to which Buyer has disagreed. The Accounting Referee shall deliver to Chemed and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties thereto. The cost of such review and report shall be borne equally by the parties.

     (d) Buyer and Chemed agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in Buyer's review of the Closing Balance Sheet and Chemed's calculation of Closing Stockholders' Equity delivered pursuant to Section 3.01(a) and generally in the procedures and reviews referred to in this Section 3.01(b) and (c), including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     (e) If the Closing Stockholders' Equity on the Closing Balance Sheet is less than the amount shown as total stockholders' equity in the March 31 10-Q, Chemed hereby agrees to promptly pay Buyer, on a dollar-for-dollar basis, an amount equal to such deficiency.

                                   ARTICLE 4

                           SURVIVAL; INDEMNIFICATION

     SECTION 4.01. Survival. The Merger Agreement Representations shall each survive until the expiration of their respective periods set forth in the Merger Agreement. All of the other representations, warranties, covenants and agreements set forth herein shall survive until the expiration of the last surviving Merger Agreement Representation. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought, in accordance with the provisions of Section 4.02, prior to such time.

     SECTION 4.02. Indemnification. (a) Subject to the limitations set forth in
Section 4.04 hereof, Chemed hereby indemnifies Buyer and its Affiliates (including, after the Effective Time, without duplication, the Surviving Corporation and any Subsidiary) (the "BUYER INDEMNITEES") from and against and agrees to hold the Buyer Indemnitees harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and out-of-pocket expenses in connection with any action, suit or proceeding, regardless of whether Chemed or any other present or future stockholder of the Company is a party thereto) ("DAMAGES") incurred or suffered by the Buyer Indemnitees arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Chemed pursuant to this Agreement (including the Merger Agreement Representations), or (ii) any claim by any present or future stockholder of the Company or Chemed arising out of or in connection with the Merger.

     (b) Notwithstanding anything to the contrary in this Agreement and in addition to the indemnification provision set forth in Section 4.02(a), but subject to the limitations set forth in Section 4.04 hereof, Chemed hereby indemnifies the Buyer Indemnitees from and against and agrees to hold each of the Buyer Indemnitees harmless from any and all Damages (including without limitation reasonable out-of-pocket expenses of investigation by engineers, environmental consultants and similar technical personnel) of the Buyer Indemni-tees arising out of any breach of any representation or warranty made by the Company in Section 3.18 of the Merger Agreement.

     SECTION 4.03. Indemnification Procedures.

     (a) For the purposes of this Section, the term "INDEMNITEE" shall refer to the party entitled, or claiming to be entitled, to be indemnified pursuant to the provisions of Section 4.02(a) or 4.02(b). The term "INDEMNITOR" shall refer to the Person having the obligation to indemnify pursuant to such provisions.

     (b) An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section 4.02 except to the extent that the Indemnitor demonstrates that it has been materially prejudiced by such failure and then only to the extent of such prejudice; provided that such notice is sent to the Indemnitor within the period during which indemnification is available, as set forth in Section 4.01 hereof. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "THIRD PARTY CLAIM"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim. The Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor any Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitee to a final conclusion or settled (subject to this Section 4.03) at the discretion of the Indemnitee. The Indemnitee shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense, it being understood that the Indemnitee shall control such defense. The Indemnitor shall cooperate with the Indemnitee in the defense of any Third Party Claim and make available to the Indemnitee, at the Indemnitor's expense, all witnesses (on a mutually convenient basis), pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. In no event shall the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably). The indemnification required by
Section 4.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Damages are incurred.

     In the event an Indemnitee should have a claim against an Indemnitor under
Section 4.02 that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnitor. The failure by an Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section
4.02 except to the extent that the Indemnitor demonstrates that it has been materially prejudiced by such failure and then only to the extent of such prejudice; provided that such notice is sent to the Indemnitor within the period during which indemnification is available, as set forth in Section 4.01 hereof. If the Indemnitor does not notify the Indemnitee within a reasonable period following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under Section 4.02 such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under
Section 4.02, and the Indemnitor shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by a mutually acceptable arbitrator. Arbitration shall be conducted under and pursuant to the rules of the American Arbitration Association.

     SECTION 4.04. Limitations on Indemnification. The obligations of Chemed set forth in Section 4.02(a) and (b) shall be subject to the following limitations:

     Chemed shall not be liable for any Damages under Section 4.02(a) or (b) unless such Damages, together with the aggregate amount of all Damages incurred by Buyer Indemnitees pursuant to Section 4.02(a) or (b) of this Agreement shall exceed $750,000 and then only to the extent of such excess; provided that if the aggregate amount of Damages incurred by Buyer Indemnitees pursuant to Section 4.02(a) or (b) hereof exceeds $3,250,000 Chemed shall be liable for all such Damages from dollar one; and provided further, none of the foregoing restrictions shall apply with respect to Damages caused by a breach of any of the representations or warranties contained in Section 3.13 of the Merger Agreement.

                                   ARTICLE 5

                               EMPLOYEE BENEFITS

     SECTION 5.01. Chemed's Employee Benefit Plans. Chemed shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements listed on Schedule 5.01 hereto. Except as expressly set forth herein, Chemed or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Effective Time under the Employee Plans and Benefit Arrangements listed on Schedule 5.01 hereto, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto.

                                   ARTICLE 6

                                 MISCELLANEOUS

     SECTION 6.01. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 6.02. Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 6.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telefax or telex, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address as set forth on the signature pages hereof.

     SECTION 6.04. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.

     SECTION 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

     SECTION 6.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of Delaware without giving effect to the principles of conflicts of laws thereof.

     SECTION 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          UNISOURCE WORLDWIDE, INC.

                                          By
                                          --------------------------------------
                                             Name:
                                             Title:
                                             740 Springdale Drive
                                             Exton, PA 19341
                                             Attention: General Counsel
                                             Fax: (610) 722-3555

                                          CHEMED CORPORATION

                                          By
                                          --------------------------------------
                                             Name:
                                             Title:
                                             2600 Chemed Center
                                             255 East 5th Street
                                             Cincinnati, OH 45202
                                             Attention:
                                             Fax: (513) 762-6919

                                                                       EXHIBIT B

                                                                      DP&W DRAFT

                             TAX MATTERS AGREEMENT

                          DATED AS OF AUGUST   , 1997

                                  BY AND AMONG

                              CHEMED CORPORATION,

                       NATIONAL SANITARY SUPPLY COMPANY,

                                      AND

                           UNISOURCE WORLDWIDE, INC.

                             TAX MATTERS AGREEMENT

     This Tax Matters Agreement (the "Agreement") is entered into as of August , 1997, by and among Chemed Corporation, a Delaware Corporation ("Chemed"),
National Sanitary Supply Company, a Delaware corporation (the "Company"), and Unisource Worldwide, Inc. a Delaware corporation ("Buyer") and is effective as of such date.

                                   ARTICLE 1.

                                  DEFINITIONS

     1.1 DEFINED TERMS. The following terms, as used herein, shall have the following meanings:

     1.1.1 "ACCOUNTING REFEREE" means a nationally recognized accounting firm with no material relationship with Buyer, Chemed or their Affiliates, mutually acceptable to both Buyer and Chemed and chosen within five days of the date on which the need to choose the Accounting Referee arises.

     1.1.2 "ADJUSTMENT" shall have the meaning ascribed to such term in Section 5.2(a) of this Agreement.

     1.1.3 "COMBINED STATE TAX" means, with respect to each such state or any local taxing jurisdiction, any income or franchise Tax payable to any state or any local taxing jurisdiction in which the Company or any of its Subsidiaries files Returns with a member of Chemed Group on a consolidated, combined or unitary basis for purposes of such income or franchise Tax.

     1.1.4 "FINAL DETERMINATION" means a final determination of the liability of a party for any Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

     1.1.5 "CHEMED GROUP" means (i), with respect to federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Chemed is the common parent and (ii), with respect to Combined State Taxes, the consolidated, combined, unitary or similar group of which Chemed is a member.

     1.1.6 "CLOSING DATE"  means the day on which the Effective Time occurs.

     1.1.7 "LOSS" shall have the meaning ascribed to such term in Section 5.1(a) of this Agreement.

     1.1.8 "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) beginning after the Closing Date.

     1.1.9 "PRE-CLOSING TAX PERIOD" means any Tax Period (or portion thereof) ending on or before the Closing Date.

     1.1.10 "PRICE ALLOCATION SCHEDULE" shall have the meaning ascribed to such term in Section 2.2(b) of this Agreement.

     1.1.11 "SECTION 338 TAX" means any Tax resulting directly or indirectly from the Section 338(h)(10) Election.

     1.1.12 "SECTION 338(H)(10) ELECTION" shall have the meaning ascribed to such term in Section 2.2(b) of this Agreement.

     1.1.13 "TAX" OR "TAXES" shall mean (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax, (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person, provided, however, that with respect to this clause (iii), the amount of any such liability shall be reduced by the actual Tax Benefit, if any, received by the payor as a result of paying such liability.

     1.1.14 "TAX AMOUNT"  shall have the meaning ascribed to such term in
Section 3.2(b) of this Agreement.

     1.1.15 "TAX BENEFIT" means any item of deduction, credit, amortization, exclusion from income, loss or other tax attribute which could reduce Taxes.

     1.1.16 "TRUE-UP SCHEDULE"  shall have the meaning ascribed to such term in
Section 3.2(b) of this Agreement.

     1.1.17 "TAX INDEMNIFICATION PERIOD" means (i) with respect to any Tax described in clause (i) of the definition of "Tax", any Pre-Closing Tax Period of the Company or any Subsidiary of the Company, (ii) with respect to any Tax described in clause (ii) of the definition of "Tax", any Pre-Closing Tax Period of the Company or any Subsidiary of the Company and the Tax year of any member of a group described in such clause (ii) which includes (but does not end on) the Closing Date, and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

     1.1.18 "TAX SHARING AGREEMENTS" shall mean all agreements or arrangements (whether or not written) that relate to the allocation or sharing of liabilities for Taxes and that bind the Company or any of its Subsidiaries (including without limitation the [reference existing agreement] ).

     1.2 CAPITALIZED TERMS NOT DEFINED IN TAX MATTERS AGREEMENT. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger by and among
Buyer, Merger Sub and the Company dated as of August   , 1997.

                                   ARTICLE 2.

                                   COVENANTS

     2.1 BUYER'S COVENANTS. Except as otherwise required by law or in the ordinary course of business, Buyer covenants that it will not cause or permit the Company, its Subsidiaries, Buyer or any Affiliate of Buyer to take any action on the Closing Date, except as agreed in writing between the parties (including, but not limited to, the distribution of any dividend or the effectuation of any redemption) that could give rise to any Tax liability or loss on the part of the Company or its Subsidiaries under this Agreement.

     2.2 CHEMED'S COVENANTS. (a) Without the prior written consent of Buyer, neither Chemed nor the Company, any Subsidiary of the Company or any Affiliate of Chemed shall, to the extent that doing so may affect or relate to the Company or any Subsidiary of the Company, make or change any Tax election (other than the Section 338(h)(10) Election (defined below)), change an annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return (except to the extent contemplated in Section 5.2(c)(iv)), enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Benefit of the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer. All Returns filed by Chemed relating to the Company or its Subsidiaries shall be consistent with past practice.

     (b) Chemed shall, upon the request of Buyer, make a timely, effective and irrevocable joint election under Section 338(g) and Section 338(h)(10) of the Code and any comparable elections under state and local tax law (together, the "Section 338(h)(10) Election") with respect to the Company and each

Subsidiary. Except as otherwise provided in this Section 2.2(b), Buyer and Chemed shall bear their respective administrative, legal, accounting, and similar expenses resulting from the making of the Section 338(h)(10) Election. Chemed and Buyer agree to cooperate fully with respect to the making of the
Section 338(h)(10) Election. Such cooperation shall include, but not be limited to, the following:

     (i) the treatment of the transaction as a sale of assets;

     (ii) the determination of the fair market value of the assets of the Company and each Subsidiary, and the calculation of the adjusted gross-up basis, within the meaning of Treasury Regulation Section 1.338(b)-1;

     (iii) the allocation of the deemed purchase price among the acquired assets in accordance with all applicable rules and regulations under Section 338 of the Code; and

     (iv) the preparation and timely filing of all Returns (including extensions), including all forms or schedules necessary or appropriate to the Section 338(h)(10) Election.

     No later than 90 days after the Closing Date, Buyer shall prepare and deliver to Chemed a schedule (the "Price Allocation Schedule") allocating the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) among the assets of the Company and its Subsidiaries in accordance with the Treasury Regulations promulgated under Section 338(h)(10). Any objections by Chemed to the Price Allocation Schedule prepared by Buyer shall be raised within 30 business days after the receipt by Seller of the Price Allocation Schedule. If Buyer and Chemed are unable to resolve any differences within 30 business days thereafter, such dispute shall be resolved by the Accounting Referee (which shall render its decision no more than 30 days after being appointed), and, if necessary, a revised Price Allocation Schedule consistent with the determination made by the Accounting Referee shall be prepared by Buyer as soon as possible thereafter. In all events, the Price Allocation Schedule shall be finally prepared and agreed upon prior to March 15, 1998. Buyer and Chemed shall each pay one-half of the costs, fees and expenses of the Accounting Referee. The Price Allocation Schedule shall be binding on the parties hereto, and Chemed and Buyer agree to act in accordance with such
Schedule in the preparation and filing of any Return.

     (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be paid by Chemed when due, and Chemed will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

     2.3 FILING OF TAX RETURNS. (a) Chemed shall include the Company and the Company's Subsidiaries in Chemed's consolidated federal income Tax Return and, to the extent permitted and appropriate under applicable law, in any Combined State Tax Return which is filed by Chemed and any one or more of its Subsidiaries, through the end of the Closing Date.

     (b) Chemed shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of the Company's Subsidiaries) that are required to be filed with respect to the Company or any of its Subsidiaries for all Tax Periods that end on or before the Closing Date. At least 15 days prior to the filing of any such Tax Return for any Tax Period that ends on the Closing Date, Chemed shall provide to Buyer for its review a copy of such Tax Return (or such portion thereof as relates to the Company or any of its Subsidiaries).

     (c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company or any of its Subsidiaries other than those described in Section 2.3(b). At least 15 days prior to the filing of any such Tax Return for any Tax Period that begins on or before and ends after the Closing Date, Buyer shall provide to Chemed for its review a copy of such Tax Return (or such portion thereof as relates to the Company or any of its Subsidiaries).

                                   ARTICLE 3.

                                  TAX SHARING

     3.1 TERMINATION OF EXISTING TAX SHARING AGREEMENTS. (a) Effective as of the date hereof, the Tax Sharing Agreements and any other tax sharing agreements or arrangements to which the Company or any of its Subsidiaries is a party shall be terminated. Beginning on the date hereof, neither the Company nor any of its Subsidiaries shall have any further rights (except to the extent provided in Section 3.1(c)) or liabilities thereunder. As of the date hereof, this Agreement shall be the sole tax sharing agreement relating to the Company or any of its Subsidiaries for all Pre-Closing Tax Periods.

     (b) Notwithstanding any provision in any Tax Sharing Agreement to the contrary, neither the Company nor any of its Subsidiaries shall have any liability under the Tax Sharing Agreements as a result of any election made under Section 338 of the Code with respect to the Merger.

     (c) In the event that, as of the date hereof, Chemed owes any amount to the Company under the Tax Sharing Agreement between the two parties, Chemed shall promptly (and in all events prior to the Closing) pay such amount to the Company.

     3.2 TAX SHARING. (a) On the day after the Closing Date, the Company shall pay Chemed $12,207,000 of the Section 338(h)(10) Tax. Chemed shall retain liability for the remainder of the Section 338(h)(10) Tax.

     (b) Not later than six months after the Closing Date, Chemed shall deliver to the Company and Buyer a schedule showing the amount of Tax to be reported on the Chemed Group consolidated federal income Tax Return for 1997 that is attributable to the Company and its Subsidiaries (in each case, a "Tax Amount"). Each such schedule (a "True-Up Schedule") shall include all supporting work papers and an explanation of the basis on which each such Tax Amount was computed. The Tax Amount set forth on each True-Up Schedule shall be calculated as if Company were filing its own consolidated federal income Tax Return including Company's Subsidiaries (with the Company as the common parent) for all Pre-Closing Tax Periods; provided, however, that (i) income, deductions, credits and losses shall be computed in a manner consistent with past practices, (ii) there shall be excluded from such calculation (x) any income, gain, deduction, deferred gain or recapture of deductions or credits against Tax resulting directly or indirectly from the Section 338(h)(10) Election or as a consequence of Section 338 as applied by any state or local or foreign jurisdiction and (y) Taxes of the Company and its Subsidiaries that are attributable to the restoration of any deferred gain or loss under Treasury Regulations Sections 1.1502-13 or -13T, the inclusion in income of any excess loss account under Treasury Regulations Section 1.1502-19 and the restoration or inclusion of any similar item under any other Tax law or regulation, as a result of Chemed's disposition of Company's stock pursuant to the Merger Agreement, and (iii) the applicable Tax rates shall be the appropriate statutory rates in effect during the relevant Pre-Closing Tax Period. In no event shall the Tax Amount set forth on either True-Up Schedule exceed the amount that would be payable had such liability been calculated in accordance with Treasury Regulations Section 1.1552-1(a)(2), excluding any Section 338 Tax. Chemed and Buyer agree that the True-Up Schedule for 1997 will be prepared on the basis of a closing of the books of the Company and its Subsidiaries as of the end of the Closing Date (but without regard to the effect of the Section 338(h)(10) Election), as adjusted to reflect income shown on the Company's permanent records (including work papers) pursuant to Treasury Regulations Section 1.1502-76(b)(2)(i). Chemed, the Company and its Subsidiaries and Buyer shall cooperate with one another in developing the information which Chemed needs in order to compile the True-Up Schedules.

     (c) Within 15 days after receiving a True-Up Schedule, Buyer will notify Chemed of any disagreement with any element of the Tax Amount reflected therein, whereupon Chemed and Buyer will use their best efforts promptly to resolve any such disagreement. In the event that Buyer advises Chemed of any objections to the True-Up Schedule, and Buyer and Chemed are unable to resolve any differences with respect to the True-Up Schedule within 30 days after receipt by Buyer of the True-Up Schedule, then the issues remaining unresolved shall be determined as follows:

     (i) Chemed and Buyer shall jointly retain Accounting Referee and, within 15 days following retention of the Accounting Referee, Chemed and Buyer shall present or cause to be presented to the Accounting Referee the issue or issues that must be resolved with respect the True-Up Schedule.

     (ii) Chemed and Buyer shall use their best efforts to cause the Accounting Referee to render its decision as soon as is reasonably practicable including, without limitation, prompt compliance with all reasonable requests by the Accounting Referee for information, papers, books, records and the like. All decisions of the Accounting Referee with respect to the issues presented by the parties shall be final and binding on the parties hereto.

     (iii) Chemed and Buyer shall bear equally all fees, costs, disbursements and other expenses of the Accounting Referee associated with the performance of its functions.

     (iv) Within 10 days after a Tax Amount is agreed to by Chemed and Buyer or determined by the Accounting Referee, the Company shall pay to Chemed the excess of (A) such Tax Amount over (B) the portion of such Tax Amount that the Company has previously paid, including payments pursuant to Section 3.2(d) below; provided, however, that if the amount determined under clause (B) exceeds the amount determined under clause (A), Chemed shall (within such 10-day period) pay such excess to the Company. Any such payments, by either party, shall include interest from March 15, 1998 computed at the rate or rates specified in Section 5.4. With respect to each Tax Amount agreed on by Chemed and Buyer or determined by the Accounting Referee, the True-Up Schedule and/or Accounting Referee's determination on which such Tax Amount is based shall be binding on the parties hereto, and Chemed and Buyer agree to act in accordance with such True-Up Schedule and/or Accounting Referee's determination in the preparation and filing of any Tax Return.

     (d) From the date of this Agreement until the Closing Date, on each date on which a quarterly payment of estimated federal income Tax is due, the Company shall pay to Chemed an amount representing the portion of Chemed's liability for estimated Tax on that date which is attributable to the Company and its Subsidiaries, based on the projected taxable income of the Company and its subsidiaries for the relevant Tax period. A similar calculation and payment shall be made on, and with respect to, the first quarterly due date after the Closing Date for the quarterly period or portion thereof occurring prior to the Closing Date. All payments provided for in this Section 3.2(d) shall be calculated jointly, consistent with prior methods of computation, by Chemed and the Company and shall reflect, to the extent practicable, the actual operating results (determined based on interim closing of the books) of the Company and its includable Subsidiaries during the quarterly periods in question. Further, such calculations shall be based, to the extent applicable, on the reporting positions, practices and conventions that were used in reporting the federal income Tax liability of the Company and its includable Subsidiaries in Chemed's consolidated federal income Tax Returns for prior Tax periods.

     (e) True-Up Schedules shall be prepared, and the Company shall make payments to Chemed, or Chemed shall make payments to the Company, as the case may be, with respect to any Combined State Tax of Chemed Group for the 1997 Tax period of such Group by applying the principles of Sections 3.2(b), (c), and
(d).

     (f) Except as specifically provided in this Agreement, the Company and its Subsidiaries shall not make any payment to Chemed (or any other person or entity other than a Taxing Authority) on account of Taxes at any time after the date hereof.

     (g) Any payment to a party pursuant to Section 3.2(b), (c), (d) or (e) shall be net of any amount for which such party is liable under Article 3 of the Indemnity Agreement.

     3.3 TAX REFUNDS. Chemed shall promptly pay or cause to be paid promptly to the Company the amount of any Tax refund and interest thereon with respect to the Company or any of its Subsidiaries upon receipt by Chemed or any of its Affiliates (or any successor of Chemed or any of its Affiliates) of such refund (and payment to the Company of the amount of such refund (and interest thereon) shall in all events be made within 30 days of the receipt of such refund by, as the case may be, Chemed or its Affiliate).

                                   ARTICLE 4.

                           COOPERATION ON TAX MATTERS

     4.1 TAX RECORDS. Chemed will cause the Company and each Subsidiary of the Company to retain all books, records or other information that reflect (i) the original tax cost, (ii) the adjusted tax basis of all assets (including but not limited to all investment assets, all depreciable real or personal property, and all amortizable and non-amortizable intangible assets), and a schedule of all depreciation or amortization claimed on such assets. Buyer and Chemed agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and the Company agree to retain or cause to be retained all books and records pertinent to the Company and its Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. The Company agrees to give Chemed reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Chemed so requests, the Company shall allow Chemed to take possession of such books and records.

     4.2 TAX PROCEEDINGS. Chemed and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any of its Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article 4.

     4.3 INFORMATION RETURNS. Chemed and Buyer further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

                                   ARTICLE 5.

                           INDEMNITY; CONTEST RIGHTS

     5.1 TAX INDEMNIFICATION. (a) Chemed hereby indemnifies Buyer and its Affiliates, including the Company and its Affiliates from and after the Closing Date, against and agrees to hold Buyer and its Affiliates harmless from any (w) Tax of the Company or any Subsidiary of the Company related to the Tax Indemnification Period, (x) Tax of the Company or a Subsidiary of the Company resulting from a breach of the provisions of Section 2.2(a), (y) Section 338 Tax, and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (w), (x) or (y), including any liability as transferee (the sum of (w), (x), (y), and (z) being referred to herein as a "Loss"); provided, that in the case of an audit or other proceeding to which Section 5.2(a) applies, no expense or cost described in
Section 5.2(c) shall be treated as a Loss.

     For purposes of this Section 5.1(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than (x) gross receipts, premiums, sales or use Taxes and (y) Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of (x) any Tax based upon or related to income and (y) any gross receipts, premiums, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

     (b) Upon payment by Buyer or any of its Affiliates of any Loss, Chemed shall discharge its obligation to indemnify the Buyer or its Affiliate, as the case may be, against such Loss by paying to Buyer an amount equal to the amount of such Loss.

     (c) Any payment pursuant to this Section 5.1 shall be made not later than 30 days after receipt by Chemed of written notice from Buyer stating that any Loss has been paid by Buyer or an Affiliate of Buyer and the amount thereof and of the indemnity payment requested.

     (d) Any claim of any Affiliate of the Buyer under this Section 5.1 may be made and enforced by Buyer on behalf of such Affiliate.

     5.2 CONTEST PROVISIONS. (a) Upon the receipt by, as the case may be, Buyer or its Affiliates or any member of Chemed Group of written notice of a proposed adjustment or addition to Tax which could reasonably be expected to increase the liability for Taxes of (in the case of a notice received by Buyer or any of its Affiliates) a member of Chemed Group or (in the case of a notice received by a member of Chemed Group) Buyer or any of its Affiliates (an "Adjustment"), Buyer or Chemed , as the case may be, shall promptly notify the other in writing of the receipt of such notice. Chemed shall have the right to represent the interests of the Buyer and its Affiliates in any Tax audit or administrative or court proceeding relating, in whole or in part, to such Adjustment (other than an audit or proceeding to which Section 5.2(b) applies) and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Chemed shall not be entitled to settle or discontinue such audit or proceeding without either (i) receiving Buyer's prior written consent or (ii) preserving the ability of Buyer or any of its Affiliates to file a claim for refund of such Taxes. The requirements of the preceding sentence need not be satisfied to the extent that Chemed has fully indemnified Buyer and its Affiliates against the effects of any such settlement or discontinuance, including any effects that could reasonably expected to be taken into account in Post-Closing Tax Periods. Chemed shall in good faith keep Buyer informed with respect to any audit or proceeding to which this Section 5.2(a) applies and shall consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such audit or proceeding.

     (b) Buyer shall control any audit or other proceeding relating to (i) any Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period which the Company or such Subsidiary, as the case may be, did not file as part of a consolidated, combined or unitary group for Tax purposes, or (ii) any Post-Closing Tax Period. Notwithstanding the foregoing, Buyer shall not be entitled to settle or discontinue such audit or proceeding relating, in whole or in part, to an Adjustment for which a member of the Chemed Group would be liable without either (i) receiving Chemed's prior written consent or (ii) preserving the ability of any member of Chemed Group to file a claim for refund of such Taxes. The requirements of the preceding sentence need not be satisfied to the extent that Buyer has fully indemnified the members of Chemed Group against the effects of any such settlement or discontinuance. Buyer shall in good faith keep Chemed informed with respect to any audit or proceeding to which this Section 5.2(b) applies and shall consult with Chemed upon Chemed's reasonable request for such consultation from time to time with respect to such audit or proceeding.

     (c) Buyer and Chemed each shall bear its own costs and expenses with respect to an audit or proceeding to which Section 5.2(a) or 5.2(b) applies, except to the extent that Buyer's costs and expenses in a proceeding to which
Section 5.2(b) applies are covered by Section 5.1(a).

     5.4 INTEREST. Any payment required to be made by Chemed, the Company or any of the Company's Subsidiaries under Sections 3.2, 3.3 or 5.1 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                                   ARTICLE 6.

                                    SURVIVAL

     6.1 SURVIVAL. The provisions of this Agreement shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                          CHEMED CORPORATION

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          NATIONAL SANITARY SUPPLY COMPANY

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          UNISOURCE WORLDWIDE, INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                    ANNEX B

            SECTION 262 OF THE GENERAL CORPORATIONS LAW OF DELAWARE

     SECTION 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Section 251(g) of this title), Sections 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record dated fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware Corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.